                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             Nations Express, Inc.
                 (Name of small business issuer in its charter)

        North Carolina                      4731                       56-2077063
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
              of
       incorporation or          Classification Code Number)       Identification No.)
         organization)

                              1328B Crossbeam Road
                        Charlotte, North Carolina 28217
                                 (704) 423-9911
                         (Address and telephone number
        of principal executive offices and principal place of business)

                               ----------------

                                Allen D. Watson
                     President and Chief Executive Officer
                             Nations Express, Inc.
                              1328 Crossbeam Road
                        Charlotte, North Carolina 28217
                                 (704) 423-9911
           (Name, address and telephone number of agent for service)

                               ----------------

                                    Copy to:

             B.T. Atkinson, Esq.                          William M. Prifti, Esq.
           Moore & Van Allen, PLLC                            5 Market Square
      100 North Tryon Street, Floor 47                           Suite 109
    Charlotte, North Carolina 28202-4003               Amesbury, Massachusetts 01913
               (704) 331-1000                                  (978) 388-4942

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                                          Proposed
                                             Proposed      Maximum
                                 Amount      Maximum      Aggregate   Amount of
    Title of each Class of       to be    Offering Price  Offering   Registration
 Securities to be Registered   Registered  Per Share(1)   Price(1)       Fee
---------------------------------------------------------------------------------
 Common Stock, no par value
  (2)........................  1,150,000      $11.90     $13,685,000    $3,425
---------------------------------------------------------------------------------
 Redeemable Common Stock
  Purchase Warrants (2)......  1,150,000      $ 0.10     $   115,000    $   30
---------------------------------------------------------------------------------
 Common Stock issuable upon
  exercise of Warrants (2)...  1,150,000      $16.66     $19,159,000    $4,800
---------------------------------------------------------------------------------
 Representatives' Warrant....    100,000      $0.001     $       100    $    1
---------------------------------------------------------------------------------
 Representatives' Redeemable
  Warrant....................    100,000      $ 0.20     $    20,000    $    5
---------------------------------------------------------------------------------
 Common Stock issuable upon
  exercise of
  Representatives' Warrant...    100,000      $16.80     $ 1,680,000    $  444
---------------------------------------------------------------------------------
 Common Stock issuable upon
  exercise of
  Representatives' Redeemable
  Warrant....................    100,000      $16.80     $ 1,680,000    $  444
---------------------------------------------------------------------------------
   Totals....................  3,850,000                 $36,339,100    $9,149
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(a) solely for the purpose of computing the registration fee.
(2) Includes shares or warrants represented by 150,000 Units, each consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock, subject to an over-allotment option granted to the Underwriters by the Registrant. See "Underwriting."

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. The prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JULY 21, 2000

PROSPECTUS




                            [Nations Express, Inc.]

                             Nations Express, Inc.

                                1,000,000 Units

                  Each consisting of One Share of Common Stock
                and One Redeemable Common Stock Purchase Warrant

  This is an initial public offering of units of Nations Express, Inc. at an estimated price of between $10.00 and $12.00 per unit. Prior to this offering, there has been no public market for the units, the underlying common stock or the warrants.

  We intend to apply for listing on the American Stock Exchange and request the
symbol "    ."

  See "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying units.

                                 ------------

                                                                      Per
                                                                      Unit Total
                                                                      ---- -----
Public offering price................................................
Underwriting discount................................................
Proceeds, before expenses, to Nations Express........................

  We have granted the underwriter the right to purchase up to 150,000 units to cover over-allotments.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           Schneider Securities, Inc.

                  The date of this prospectus is       , 2000

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                                  The Company

   Nations Express is a multi-service, expedited transportation company that arranges on-time and intact delivery of customers' goods. Expedited transportation refers to the shipment of time sensitive cargo. We arrange coast-to-coast expedited air and ground freight forwarding to a wide range of industries such as the printing, automotive, chemical and pharmaceutical industries.

   While many of our competitors arrange either expedited ground freight or expedited air freight, we arrange both. Our services also include:

   .Domestic Air:             Air transportation of freight utilizing
                              commercial and cargo airlines within the United
                              States and Canada.

   .International Shipping:   Air and ocean transport of freight utilizing
                              commercial and cargo lines outside of the United
                              States.

   .Expedited Truck:          Movement of expedited freight using independent
                              owner-operators who are under exclusive contract with us or independent trucking firms.

   .Truck Load Brokerage:     Movement of non-expedited freight via independent
                              trucking firms and owner-operators.

   .Trade Show Logistics:     Transportation management of trade show exhibit
                              materials.

   Although we are capable of handling packages and shipments of any size, we focus on large shipments of equipment or materials weighing over 100 pounds per shipment. As a result of the size of our average shipment, we do not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or the U.S. Postal Service. Our competitors include Eagle USA Airfreight, Inc., Emery Worldwide and BAX Global, Inc.

   Since our formation in 1998, we have developed our business and operations by opening additional locations in new markets, expanding our fleet of independent owner-operators and by expanding our services in our existing markets. We currently have operations in 16 locations.

   Approximately 135 independent owner-operators operate a trucking fleet under exclusive contract with us. Our exclusive independent contractor relationship with the owner-operators in our fleet has enabled us to minimize capital costs. We do not own or operate any aircraft. We utilize commercial air carriers to provide expedited air transport.

   Our shipments are centrally managed through our computerized management information system, Express Alert. Express Alert enables us to track and trace shipments and to provide historical data on each shipment. Express Alert also provides an internet link between our Express Centers, sales agents and our corporate office and provides updated account information and sales order entry.

   Our business strategy focuses on establishing new company-owned Express Centers in primary markets and expanding our expedited ground fleet. We also intend to:

  . continue to expand our volume of international air and ocean shipments;

  . continue to develop our core freight forwarding business through our broad menu of value added services;

  . expand our Canadian freight forwarding business;

  . acquire other non-asset based freight forwarding companies;

  . utilize our user friendly computer based technology to increase sales and expand operations;

  . continue to develop our truck load brokerage business;

  . expand our trade show logistics shipment business; and

  . continue to develop independent agencies in our secondary markets.

   Our principal executive offices are located at 1328B Crossbeam Road, Charlotte, North Carolina 28217. Our mailing address is P.O. Box 19247, Charlotte, North Carolina 28219, and our telephone number is (704) 423-9911.

                                  The Offering

Securities................  1,000,000 units, each consisting of one share of common stock and one redeemable common stock
                            purchase warrant to purchase one share of common stock. Each warrant is exercisable to purchase one share of common stock at an exercise price equal to 140%
                            of the initial public offering price for a period of 60 months, commencing 13 months from the completion of the offering. The warrants are subject to redemption by Nations Express beginning 13 months after completion of the offering at a price of $0.20 per warrant, provided that the average closing bid price of the common stock equals or exceeds 160% of the initial public offering price per share for 20 consecutive trading days.

Shares to be outstanding
after the offering (1)....
                            3,979,566 shares of Common Stock, including the units.

Proposed American Stock
Exchange trading symbol...
                            "    "

Use of Proceeds...........  We intend to use substantially all of the net proceeds from the offering for working capital and expenditures related to geographic expansion.
--------
(1) Does not include the shares of common stock and warrants underlying the underwriters' over-allotment option for 150,000 units, the 200,000 shares of common stock underlying the underwriters' compensatory warrant and 950,000 shares reserved for issuance upon exercise of options to purchase common stock under our 1998 Incentive Stock Option Plan and our 1999 Stock Option Plan.

                                ----------------

                                  Risk Factors

   An investment in our common stock will involve certain risks that should be considered before subscribing to this offering. See "Risk Factors" discussion beginning on page 6.

                                ----------------

                  SUMMARY FINANCIAL DATA AND OTHER INFORMATION

   The following table summarizes the financial data of our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                           Period from
                          March 1, 1998
                          (inception) to  Year Ended   Nine Months Ended Nine Months Ended
                          June 30, 1998  June 30, 1999  March 31, 1999    March 31, 2000
                          -------------- ------------- ----------------- -----------------
Statements of Income
 Data:
Revenue.................     $533,522     $7,369,373      $4,307,285        $13,912,714
Purchased
 transportation.........      234,149      5,028,050       2,928,954          9,731,663
                             --------     ----------      ----------        -----------
Gross profit............      299,373      2,341,323       1,378,331          4,181,051
Operating expenses......      235,882      2,150,422       1,277,640          3,754,656
                             --------     ----------      ----------        -----------
Income from operations..       63,491        190,901         100,691            426,395
Interest expense, net...        3,608         20,928           5,210              5,771
Income tax expense......       12,767         66,289          38,193            166,218
                             --------     ----------      ----------        -----------
Net income..............     $ 47,116     $  103,684      $   57,288        $   254,406
                             ========     ==========      ==========        ===========
Basic and diluted
 earnings per common
 share..................     $    .05     $      .04      $      .02        $       .08
Weighted average common
 shares outstanding,
 basic..................      931,157      2,316,618       2,347,656          2,735,366
Weighted average common
 shares outstanding,
 diluted................      931,157      2,316,618       2,347,656          3,153,610

Operating Data:
Company-owned Express
 Center.................            2              2               2                  5
Agent-owned Express
 Center.................            1              9               6                 12
Number of truck owner-
 operators..............            0             32              24                135

   The following table presents a summary of our balance sheet at March 31, 2000:

  . on an actual basis;

  . on an as adjusted basis to reflect the sale of 1,000,000 units in this offering at an assumed initial public offering price of $11 per share after deducting the estimated underwriting discount and offering expenses.

                                                             March 31, 2000
                                                         ----------------------
                                                           Actual   As Adjusted
                                                         ---------- -----------
Balance Sheet Data:
Cash and cash equivalents............................... $   50,235 $ 9,050,235
Working capital.........................................  1,652,436  10,652,436
Total assets............................................  3,670,801  12,670,801
Long-term lease obligations.............................     77,734      77,734
Shareholders' equity....................................  1,952,286  10,952,286

                                  RISK FACTORS

   The purchase of the units involves a high degree of risk. Accordingly, each prospective investor, before placing an order for any units, should carefully read this prospectus in its entirety and should consider the following risks and speculative features inherent in and affecting this offering and our business, as well as general investment risks. An investment in the units should be made only by persons who can afford an investment involving such risks and is suitable only for persons able to sustain the loss of their entire investment.

We have a limited operating history.

   Nations Express was organized in March 1998 and has a limited operating history. There can be no assurance that our revenue will continue to increase or that we will consistently generate net income.

We face intense competition in our industry.

   Although the industry is highly fragmented with a large number of participants, we compete primarily with a relatively small number of domestic firms with nationwide networks and the capability to provide the same services offered by us. These firms include Eagle USA Airfreight, Inc., BAX Global, Inc., and subsidiaries of Emery and Federal Express Corporation, each of whom have significantly greater financial, technical, marketing and sales resources than we do. We also encounter competition from regional and local freight forwarders, cargo sales agents and brokers and surface freight forwarders. Competitive pressures such as those described above could cause us to lose market acceptance and customers and have a material adverse effect on our results of operations. There is no assurance that we will be able to compete effectively in the future.

We may need additional funds to expand our operations.

   There is a risk that the cash proceeds of this offering may not be sufficient to meet our working capital or financing requirements. If a shortage arises, additional capital will be needed. There can be no assurance that additional financing will be available when needed or on terms acceptable to us.

We rely on our key personnel.

   Our success depends to a large degree on the continued services of certain key management personnel. The loss of any of these people could have a material adverse effect on us. We maintain "key-man" insurance on the life of our chief executive officer, Allen D. Watson. One of our key employees has an employment contract with Nations Express at this time. In addition, we will need to continue to attract and retain sales and marketing agents in order to expand our business and competitive position in the marketplace. Competition for such personnel in the freight delivery industry is intense and there is no assurance that we will be able to recruit or retain key personnel.

Our success depends on our ability to effectively manage growth.

   Our ability to effectively manage growth will require us to continue to invest in operational, financial and management systems and resources and to hire, retain, motivate and manage our employees and independent sales marketing agents and owner operators. If we are unable to manage growth effectively, our business and results of operations could be adversely affected.

Our existing officers and directors will control Nations Express after the offering.

   After the offering, our current officers and directors will beneficially own, or have voting control over, approximately 38% of the outstanding common stock (assuming all units are sold but excluding exercise of the over-allotment option). Accordingly, the current officers and directors will have the ability to influence the election of our directors and to control virtually all corporate actions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Nations Express.

We do not intend to pay dividends in the foreseeable future.

   Although we have paid dividends to holders of our preferred stock, we have not declared or paid, and do not intend to declare or pay, any cash dividends or other dividends on our common stock in the foreseeable future. Earnings, if any, will be used to finance our operations and growth.

The offering price of the units is not based on any formal valuation of our assets or other objective criteria.

   The price per unit in this offering will be the result of negotiations between our management and the underwriters. It will be determined using financial projections and multiples derived from a study of other companies with operating businesses comparable to ours. It was not based on any formal valuation of our assets, our earnings, book value or other objective criteria.

There has been no public market for the units or the underlying common stock or warrants.

   Prior to the offering, there has been no public market for the securities being offered. We cannot assure you that the market price of the securities after the offering will equal or exceed the initial public offering price or that an active trading market will develop and be sustained. The market price of the securities may fluctuate substantially based on our operating results, variations between actual results and the results expected by analysts and investors, changes in local or global economic factors or developments in the expedited freight industry and others common to initial public offerings. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which could adversely affect the market price for the securities regardless of our financial performance.

Our air freight services depend on the availability of cargo space from third parties to serve our customers.

   Our air freight services business depends on the availability of air cargo space, including space on commercial aircraft and cargo airlines. Shortages of available cargo space are most likely to occur around holidays and in heavy transportation lanes. In addition, available cargo space could be reduced as a result of decreases in the number of commercial airlines serving particular locations. This might occur as a result of general economic conditions, transportation strikes, regulatory changes and other factors beyond our control. To date, a lack of air cargo space has not had a significant impact on our ability to provide timely service to our customers. Our future operations, however, could be adversely affected by shortages of suitable cargo space and rate increases charged by commercial airlines for cargo space.

Personal injury and accident claims resulting from our expedited ground services could materially impact our profitability.

   We currently utilize the services of approximately 135 independent truck owner-operators who are under exclusive contract with us. In addition, we utilize the services of other drivers or transportation companies from time to time. We may be held liable for their actions. We carry $10 million of liability insurance on our owner-operators and their vehicles. Claims may, however, exceed the amount of liability coverage carried at any one time. A material increase in the frequency or severity of accidents, liability claims or unfavorable resolutions of claims could materially affect us.

We could incur additional expenses or taxes if the independent owner-operators we use in connection with our expedited ground fleet are found to be "employees" rather than independent contractors.

   The Internal Revenue Service, and state authorities and other third parties have successfully asserted that independent owner-operators in the transportation industry, including the type we use in connection with our ground fleet, are "employees" rather than "independent contractors" for purposes of the Internal Revenue Code or other state or local tax laws or regulations. Although we believe that the independent owner-operators we use are not "employees," the IRS, and state authorities or others could challenge this position. Federal and state tax or other applicable laws, or interpretations of applicable laws, could change. If they do, we could incur additional employee benefit-related expenses and could be liable for additional taxes, penalties and interest for prior periods and additional taxes for future periods.

Our failure to comply with government permit and licensing requirements could result in substantial fines or revocation of our operating authorities.

   Our operations are subject to various federal, state, local and foreign regulations that in many instances require permits and licenses. Our failure to comply with applicable regulations and maintain necessary permits and licenses could result in substantial fines or revocation of our operating authority. At the present time, we believe we are in compliance with all applicable regulations and all required licenses and operating authorities are current.

Delays in the final determination of costs of shipment and collections and our limited operating history make it difficult to accurately estimate the collectibility of our receivables.

   A final accounting of the costs associated with a shipment may not be available until well after the shipment is delivered. Our invoices to customers are distributed shortly after the shipment has been delivered and costs have been calculated. We typically do not collect our accounts receivable until approximately 55 days after billing. In addition, we are often required to rebill our customers for shipments, which further exacerbates the delay between booking accounts receivable and actual payment. Although we believe our reserve for uncollectible accounts is adequate, these factors, when combined with our limited operating history, make it difficult to accurately estimate the collectibility of our receivables.

Our relationships with independent agents may be terminated with 30 to 90 days notice.

   Our agency agreement governing the relationship between Nations Express and our agents may be terminated upon 30 to 90 days notice by either party. Our business opportunities in a particular market could be adversely affected if one of our agents terminated their agreement. Although we believe our relationship with these agents is good, we cannot assure you that our agents will continue to represent Nations Express.

Our independent agents, independent contractors and staff members are not bound by non-competition agreements.

   Our independent agents, independent contractors and employees, some of whom are integral to our relationships with certain key customers or locations, may terminate their relationship with Nations Express with little or no notice and go to work for one of our competitors. These individuals have an understanding of our business operations and proprietary approaches to the marketplace. Although we believe our relationships with independent agents, independent contractors and employees are good, we cannot assure you that certain key independent agents, staff members or independent contractors may not go to work for a competitor and exploit the knowledge and training they received while working for Nations Express.

The seasonality of our business may adversely affect our profitability from quarter to quarter.

   Our operating results have been subject to seasonal trends when measured on a quarterly basis. The first quarter of the calendar year has traditionally been the weakest and the third and fourth quarters have traditionally been the strongest. This pattern is the result of, or is influenced by, numerous factors that are beyond our control including climate, holidays, consumer demand, economic conditions and other similar forces. In addition, this historical quarterly trend has been influenced by the growth and diversification of our service offerings. We cannot accurately forecast many of these factors nor can we estimate accurately the relative influence of any particular factor and, as a result, there can be no assurance that historical patterns, if any, will continue in the future.

   A significant portion of our revenues are derived from customers in industries whose shipping patterns are tied closely to consumer demand and from customers in industries whose shipping patterns are dependent upon just-in-time production schedules. Therefore, the timing of our revenues are, to a large degree, impacted by factors out of our control. Additionally, many customers ship a significant portion of their goods at or near the end of a quarter, and therefore, we may not learn of a shortfall in revenues until late in a quarter.

Government regulations and environmental compliance costs may adversely affect our profitability.

   We are subject to Federal, state and local laws and regulations regulating the discharge of materials into the environment or for the protection of the environment. Similar laws apply in many foreign jurisdictions in which we operate. Although our current operations have not been significantly affected by compliance with these environmental laws, governments are becoming increasingly sensitive to environmental issues, and we cannot predict what impact future environmental regulations may have on our business. We do not anticipate making any material capital expenditures for environmental control purposes in the foreseeable future.

Future sales by existing shareholders could depress the market price of our common stock.

   Once a trading market develops for our common stock, many of our shareholders will have an opportunity to sell their common stock for the first time. Sales of a substantial number of shares of common stock in the public market, or the threat that substantial sales might occur, could cause the market price of our common stock to decrease. These factors could also make it difficult for us to raise capital by selling stock.

You will experience immediate and substantial dilution in the book value of your investment.

   The net tangible book value per share of the common stock immediately after this offering of $2.75 per share will be substantially less than the initial public offering price. Furthermore, in the event that we issue additional shares of common stock in the future, including shares that may be issued upon exercise of options, warrants and other rights, purchasers of common stock in this offering will experience further dilution.

Provisions of our charter and bylaws and North Carolina laws may delay or prevent transactions that would benefit our shareholders.

   Our articles of incorporation and bylaws and North Carolina corporate law contain provisions that may have the effect of delaying, deferring, preventing or discouraging a change of control of Nations Express. These provisions include, among others:

  . Authorizing our board of directors to set the terms of our preferred stock; and

  . Restricting our ability to engage in transactions with certain shareholders.

   These provisions may deter persons from making unsolicited tender offers or other unilateral takeover proposals. These provisions may motivate potential acquirers to negotiate with our board of directors rather than pursuing non-negotiated takeover attempts. It may therefore be more difficult for our shareholders to benefit from transactions that are opposed by the incumbent board of directors.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. Words such as "expects," "anticipates," "approximates," "believes," "estimates," "intends," and "hopes" and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. The forward-looking statements contained in this prospectus include, among other issues, statements about the following:

  . general economic conditions in our markets, including inflation, recession, interest rates and other economic factors;

  . damage to or other disruption of our facilities and equipment; and

  . other factors that generally affect the business of transportation, including expedited air and expedited ground freight.

   We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

   The net proceeds from the sale of the units is expected to be approximately $9,000,000 ($10,650,000 if the underwriters' over-allotment is fully exercised).

   We expect to use the net proceeds for working capital and other general corporate purposes, including:

  . geographic expansion;

  . continue development of our truck and freight satellite tracking system;

  . improve our accounting and information systems; and

  . develop our business to business website.

   We have not committed any specific portion of the net proceeds to any particular purpose, and our management will have the ability to allocate the proceeds at its discretion. A portion of the net proceeds may be used for the acquisition of businesses that compliment are own. Currently, we do not have any understandings, commitments or agreements with respect to acquisitions. Pending application of proceeds to any specific purpose, we intend to invest the net proceeds in short-term, highly liquid money market investments.

                                 CAPITALIZATION

   The following table sets forth the actual capitalization of the Company as of March 31, 2000 and the capitalization as of March 31, 2000 as adjusted to reflect the sale of all Units being offered, but excluding exercise of the over-allotment option.

                                                             March 31, 2000
                                                         ----------------------
                                                           Actual   As Adjusted
                                                         ---------- -----------
Lease obligations (including current portion)........... $  110,063 $   110,063
Shareholders' Equity:
  Preferred stock; no par value: 1,000,000 shares
   authorized; no shares outstanding....................          0           0
  Common stock, no par value: 25,000,000 shares
   authorized; 2,979,566 shares issued and outstanding,
   actual; 3,979,566 shares issued and outstanding, as
   adjusted (1).........................................  1,528,538  10,438,538
  Warrants outstanding (1)..............................     50,390     140,390
  Retained earnings.....................................    373,358     373,358
                                                         ---------- -----------
  Total shareholders' equity ...........................  1,952,286  10,952,286
                                                         ---------- -----------
    Total Capitalization ............................... $2,062,349 $11,062,349
                                                         ========== ===========

--------
(1) Does not give effect to an aggregate of up to 2,350,000 shares of common stock issuable upon exercise of: (i) the warrants being offered hereby;
    (ii) the Underwriter's over-allotment option, including the shares underlying the warrants included in the Units such to the over-allotment option; (iii) the Representative's Warrants; or (iv) the issuance of any of the 950,000 shares reserved for issuance upon exercise of outstanding options to purchase Nations Express common stock.

                                    DILUTION

   The net tangible book value of our common stock as of March 31, 2000 was approximately $1,952,286, or $.66 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 2,979,566 shares of common stock outstanding as of March 31, 2000.

   Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase units in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 1,000,000 units in this offering at an initial public offering price of $11.00 per unit, after deduction of estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of Nations Express at March 31, 2000 would have been approximately $11 million or $2.75 per share.

   This represents an immediate increase in net tangible book value of $2.09 per share to existing shareholders, and an immediate dilution in net tangible book value of $8.25 per share to new investors in the offering, as illustrated in the following table:

   Assumed initial public offering price per Unit (1)............         $11.00
     Net tangible book value per share at March 31, 2000.........  $ 0.66
     Increase per share attributable to new investors............   10.34
   Pro forma net tangible book value per share after the Offering
    #(2).........................................................           2.75
                                                                          ------
   Net tangible book value dilution per share to new investors
    #(3).........................................................         $ 8.25
                                                                          ======

--------
(1) Before deduction of estimated underwriting discounts and commissions and offering expenses to be paid by Nations Express. The initial public offering price includes $0.10 for each warrant.
(2) Does not give effect to an aggregate of up to 2,350,000 shares of common stock issuable upon exercise of: (i) the warrants being offered hereby;
    (ii) the Underwriters' over-allotment option, including the shares underlying the warrants included in the units subject to the over-allotment option; (iii) the Representative's Warrants; or (iv) the issuance of any of the 950,000 shares reserved for issuance upon the exercise of outstanding options to purchase our common stock.
(3) Represents dilution of approximately 75% to purchasers of the units.

   The following table summarizes as of March 31, 2000, on a pro forma basis to reflect the same adjustments described above, the number of shares of common stock purchased from Nations Express, the total consideration paid and the average price per share paid by (i) the existing holders of common stock and
(ii) the new investors in the offering, assuming the sale of 1,000,000 Units hereby at an initial public offering price of $11 per unit. The calculations are based upon total consideration given by new and existing shareholders, before any deduction of estimated underwriting discounts and commissions and offering expenses.

                                 Shares
                               Outstanding    Total Consideration  Average
                            ----------------- -------------------   Price
                             Number   Percent   Amount    Percent  Per Share
                            --------- ------- ----------- ------- ----------
Existing shareholders...... 2,979,566   74.9% $ 1,421,226   11.4%   $  .48
New Investors.............. 1,000,000   25.1% $11,000,000   88.6%   $11.00(1)(2)
                            ---------  -----  -----------  -----    ------
  Total(2)................. 3,979,566  100.0% $12,421,226  100.0%
                            =========  =====  ===========  =====    ======

--------
(1) Assumes initial public offering price of $11.00 per unit.
(2) The foregoing table does not give effect to the items described in footnotes (1) and (2) to the previous dilution table.

                 SELECTED FINANCIAL DATA AND OTHER INFORMATION

   The following table presents our selected financial data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those statements included in the prospectus. Our statements of income data set forth below for the period from inception (March 1, 1998) to June 30, 1998 and for the year ended June 30, 1999 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Arthur Andersen LLP, independent public accountants, whose report is also included in this prospectus.

   The statements of income data for the nine months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 1999 and 2000 are derived from unaudited financial statements included in this prospectus and, in the opinion of management, include all normal and recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance.

                           Period from
                          March 1, 1998
                          (inception) to  Year Ended   Nine Months Ended Nine Months Ended
                          June 30, 1998  June 30, 1999  March 31, 1999    March 31, 2000
                          -------------- ------------- ----------------- -----------------
Statements of Income
 Data:
Revenue.................     $533,522     $7,369,373      $4,307,285        $13,912,714
Purchased
 transportation.........      234,149      5,028,050       2,928,954          9,731,663
                             --------     ----------      ----------        -----------
Gross profit............      299,373      2,341,323       1,378,331          4,181,051
Operating expenses......      235,882      2,150,422       1,277,640          3,754,656
                             --------     ----------      ----------        -----------
Income from operations..       63,491        190,901         100,691            426,395
Interest expense, net...        3,608         20,928           5,210              5,771
Income tax expense......       12,767         66,289          38,193            166,218
                             --------     ----------      ----------        -----------
Net income..............     $ 47,116     $  103,684      $   57,288        $   254,406
                             ========     ==========      ==========        ===========
Basic and diluted
 earnings per common
 share..................     $    .05     $      .04      $      .02        $       .08
Weighted average common
 shares outstanding,
 basic..................      931,157      2,316,618       2,347,656          2,735,366
Weighted average common
 shares outstanding,
 diluted................      931,157      2,316,618       2,347,656          3,153,610

Operating Data:
Company-owned Express
 Center.................            2              2               2                  5
Agent-owned Express
 Center.................            1              9               6                 12
Number of Truck Owner-
 Operators..............            0             32              24                135

                         June 30, 1998 June 30, 1999 March 31, 1999 March 31, 2000
                         ------------- ------------- -------------- --------------
Balance Sheet Data:
Cash and cash
 equivalents............   $ 95,471     $  284,800     $   89,129     $   50,235
Working capital.........    255,383        635,458        213,158      1,652,436
Total assets............    533,455      2,190,405      1,471,173      3,670,801
Long-term lease
 obligations............     27,603         45,955         61,337         77,734
Shareholders' equity....    288,229        849,696        355,516      1,952,286

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Management's discussion and analysis of financial condition and results of operations are presented to assist in understanding the financial condition and results of operations of Nations Express for the nine months ended March 31, 2000 and March 31, 1999, the fiscal year ended June 30, 1999 and the period from March 1, 1998 (inception) to June 30, 1998. This discussion and the related financial data should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus.

Overview

   Historically, we have increased revenues through the expansion of operations. Internal revenue growth has occurred through the addition of company-owned Express Centers into new markets, expansion of our service products and increases in direct sales staff. We plan to continue to expand our internal sales growth by expanding our existing Operating Offices and developing new Operating Offices in major domestic markets in the United States. Although opening a new Operating Office would have a negative impact on our earnings until revenues for the new Operating Office exceed operating costs, start-up costs for new Operating Offices do not require significant capital expenditures. Operating expenses are controlled by limiting payroll expenses for new employees through sales commissions plans and bonuses based on profitability of the new Operating Office. In addition, new Operating Offices generally do not require commitments of more than one year for office and warehouse space. We plan to open an Operating Office in one additional new market by the end of fiscal year 2000 and six additional new markets by the end of fiscal year 2001.

   Sales growth has occurred through the addition of new Agencies in new markets and the addition of independent sales agents. Agencies are typically established transportation enterprises that sell our services in a specific market or region and have both sales and customer service operations. Agencies sell our services on an exclusive basis under an agency agreements with an unspecified duration. We also engage independent sales agents who are typically individuals that sell our services on an exclusive basis in a specific market or region and utilize Operating Offices to service their customers. We intend to continue to develop our operations by expanding existing Agencies in secondary markets and by adding new Agencies in secondary markets throughout the United States. During the twelve months ended June 30, 1999, we added ten new Agencies. We intend to open one new Agency by the end of fiscal year 2000.

Results of Operations

 Nine Months Ended March 31, 2000 versus Nine Months Ended March 31, 1999

   During the nine months ended March 31, 2000, our revenues increased to $13,912,714 from $4,307,285 for the nine months ended March 31, 1999. Operating income increased to $426,395 for the nine months ended March 31, 2000 as compared to operating income of $100,691 for the nine months ended March 31, 1999. During the nine months ending March 31, 2000, revenues grew at a rate of 223% over the same period in the prior year. Revenue increases during the period were primarily the result of sales growth within our existing markets, the addition of two new Agencies and the expansion of our product offerings to include truck load brokerage freight using existing common carriers.

   Gross profit for the nine months ended March 31, 2000 was $4,181,051 compared to $1,378,331 for the nine months ended March 31, 1999. Gross profit as a percentage of sales decreased from 32% for the nine months ended March 31, 1999 to 30% for the nine months ended March 31, 2000. Gross profit as a percentage of sales declined in the nine months ended March 31, 2000 due to expansion costs and increased competition as we expanded our sales presence beyond our primary markets in North Carolina and Los Angeles and from increased sales volumes of lower margin freight services such as our truck load brokerage services.

   Operating expenses for the nine months ended March 31, 2000 were $3,754,656 compared to $1,277,640 for the same period ended March 31, 1999. As a percentage of revenues, operating expenses decreased from 29.7% for the nine months ended March 31, 1999 to 27.0% for the nine months ended March 31, 2000. Operating expense increases reflect increases in direct sales and marketing personnel, service operations personnel, and administrative and accounting personnel and related expenses in support of our revenue growth.

   Federal and state income tax expense increased from $38,193 for the nine months ended March 31, 1999 to $166,218 for the nine months ended March 31, 2000. Income tax as percentage of pre-tax income was 40% for the period ended March 31, 1999 and 39.5% for the period ended March 31, 2000.

   Net income increased from $57,288 for the nine months ended March 31, 1999 to $254,406 for the nine months ended March 31, 2000. Net income as a percentage of sales increased to 1.8% for the period ended March 31, 2000 from 1.3% for the period ended March 31, 1999. Net income increased as a percentage of revenues due to increases in revenues and a slight decline in operating expenses as a percentage of sales.

   During the nine months ended March 31, 2000, we opened seven new Agencies, we converted two agencies to company owned agencies and one agency was closed.

 Fiscal Year Ended June 30, 1999 versus the Period from March 1, 1998 (Inception) to June 30, 1998

   During the fiscal year ending June 30, 1999, our revenues increased to $7,369,373 from $533,522 for the four months ended June 30, 1998. Operating income increased to $190,901 for the twelve months ended June 30, 1999, compared to $63,491 for the four months ended June 30, 1998.

   Gross profit increased from $299,373 for the period from inception to June 30, 1998 to $2,341,323 for the twelve months ended June 30, 1999. Gross profit as a percentage of sales decreased from 56.1% for the four months ended June 30, 1998 to 31.8% for the twelve months ended June 30, 1999. Gross profits as a percentage of sales declined in 1999 due to increased competition as we expanded our sales presence beyond our markets in North Carolina and from increased sales volumes of lower margin freight services. Our airfreight sales margins vary according to the level of air freight services required by our customers and is affected by the level of competition within specific markets or region. Our ground freight margins vary according to the level of service required by ground freight customers. Ground freight margins are affected by the level of competition within a market or region.

   Operating expenses increased from $235,882 for the period from inception to June 30, 1998 to $2,150,422 for the twelve months ended June 30, 1999. As a percentage of revenues, operating expenses decreased from 44.2% for the four months ended June 30, 1998 to 29.2% for the twelve months ended June 30, 1999. Components of operating expenses include sales and marketing, general and administrative and depreciation. Sales expenses increased from $79,223 for the four months ended June 30, 1998 to $773,799 for the twelve months ended June 30, 1999. Sales and marketing expense increases resulted from expenditures for additional sales staff, commissions based on increases in sales volumes and increases in expenses for advertising and marketing materials. Because of increased sales volumes, sales and marketing expenses decreased as a percentage of sales from 14.9% for the four months ended June 30, 1998 to 10.5% for the twelve months ended June 30, 1999. General and administrative expenses increased from $153,594 for the four months ended June 30, 1998 to $1,353,477 for the twelve months ended June 30, 1999. General and administrative expenses as a percentage of sales decreased from 28.8% for the four months ended June 30, 1998 to 18.4% for the twelve months ended June 30, 1999. General and administrative expense increases resulted from increases in service operations personnel, administrative and accounting personnel in support of our revenue growth.

   Federal and state income tax expense increased from $12,767 for the four months ended June 30, 1998 to $66,289 for the twelve months ended June 30, 1999. Income tax expense as a percentage of revenues decreased from 2.4% for the four months ended June 30, 1998 to 0.9% for the twelve months ended June 30, 1999. As a percentage of pre-tax income, income tax expense increased from 21.3% for the four months ended June 30,

1998 to 39% for the twelve months ended June 30, 1999. Increases in our income tax expense as a percentage of pre-tax income is the result of increases in the applicable income tax rates at higher levels of income.

   Net income increased from $47,116 for the four months ended June 30, to 1998 to $103,684 for the twelve months ended June 30, 1999. Net income as a percentage of sales decreased to 1.4% for the period ended June 30, 1999 from 8.8% for the period from inception to June 30, 1998. Net income as a percentage of revenues decreased due to a decline in gross profit as a percentage of revenues and as a result of increased sales and marketing expenditures, increased expenditures for operations and increased expenditures for administration and accounting.

   During the period from March 1, 1998 (inception) to June 30, 1998, we opened two company owned Express Centers. During the twelve months ended June 30, 1999, we opened eight new agency owned Express Centers.

Liquidity and Capital Resources

   Our primary need for capital resources is to fund working capital requirements. We have historically relied upon cash flow from operations and borrowings under our credit facility to meet our capital needs. We believe our cash flow from operations and the net proceeds of this offering will be sufficient to meet our capital needs over the short term. We have a revolving line of credit of $1.5 million with a commercial bank that is secured by our accounts receivable and requires that the Company maintain certain financial ratios. This credit facility was secured in November 1999, and expires on November 30, 2000. Borrowings under this credit facility bear interest at the bank's prime rate.

   Beginning in November 1998, various shareholders loaned us cash in increments of $25,000. In lieu of interest, we agreed to issue 10,000 shares of common stock upon execution of each $25,000 note. In total, our liquidity was increased $250,000 from the execution of shareholder notes.

   On March 15, 1999, we offered an aggregate of 170,000 units in a private placement. Each unit consisted of one share of no par common stock priced at $2 per share and one share of Series A Convertible Preferred stock priced at $2.50 per share. In May 1999, we sold 95,556 units. We received $392,238 in net proceeds including amounts assigned to stock warrants, net of commissions paid to the securities brokerage firm that acted as placement agent in the offering.

   In July 1999, we sold 159,227 units consisting of one share of no par value common stock priced at $2 per share and one share of Series A convertible Preferred Stock priced at $2.50 per share. We received $621,233 in proceeds, net of commissions paid to the securities brokerage firm that acted as placement agent in the offering.

   On March 31, 2000, we had working capital of $1,652,436 compared to $213,158 as of March 31, 1999. Borrowings under our credit facility were $215,822 on March 31, 2000.

   We made cash distributions to our preferred shareholders of $31,848 during the nine month period ended March 31, 2000. All outstanding shares of preferred stock were converted to common stock on January 15, 2000. There are no shares of preferred stock currently outstanding. We have no plans to issue any shares of preferred stock or to pay any dividends on our common stock in the foreseeable future.

Effect of Recently Issued Accounting Pronouncements

   In June 1998, June 1999 and June 2000, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and hedging Activities and SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of SFAS No. 133. These statements outline the accounting treatment for all derivative activity. We do not use derivative instruments and these accounting statements will not have an effect on us.

                                    BUSINESS

   Nations Express is a multi-service, expedited transportation company that arranges on-time and intact delivery of customers' goods. We arrange coast-to-coast expedited air and ground freight forwarding to a wide range of industries including customers in the printing, automotive, chemical and pharmaceutical industries.

   While many of our competitors arrange either expedited ground or expedited air freight, we arrange both expedited ground and expedited air freight, as well as trade show logistics, charter aircraft services, truck load brokerage and deferred ground freight. During the last year, 60% of our shipments were delivered by ground transportation and 40% were delivered through the air. The services we provide include:

   .Domestic Air:              Air transportation of freight utilizing
                               commercial and cargo airlines within the United
                               States and Canada.

   .International Shipping:    Air and ocean transport of freight utilizing
                               commercial and cargo lines outside of the United States.

   .Expedited Truck:           Movement of expedited freight using owner
                               operators who are under exclusive contract with us or independent trucking firms.

   .Truck Load Brokerage:      Movement of non-expedited freight via
                               independent trucking firms and owner-operators.

   .Trade Show logistics:      Management and transportation of trade show
                               exhibit materials.

   Although we are capable of handling packages and shipments of any size, we focus primarily on large shipments of equipment or materials weighing over 100 pounds per shipment. As a result of the size of our average shipment, we do not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or the U.S. Postal Service. Our primary competitors include Eagle USA Airfreight, Inc., Emery Worldwide and BAX Global, Inc.

   Since our formation in 1998, we have developed our business and operations by opening new locations in primary and secondary markets, expanding our fleet of independent owner-operators and by expanding our services in our existing markets. We currently have operations in 18 locations including Charlotte, Los Angeles, Chicago, Boston and Atlanta. We expect to use a portion of the proceeds of this offering to open approximately seven new locations. By the end of fiscal 2001, we anticipate having a total of 23 locations.

   Approximately 135 independent owner-operators operate a trucking fleet under exclusive contract with us. We anticipate this number will increase to approximately 200 by the end of 2001. Our exclusive independent contractor relationship with the owner-operators in our fleet has enabled us to minimize our capital costs. Each owner-operator is responsible for maintaining their truck and paying their operating expenses. Owner-operators are generally compensated based on the mileage traveled to deliver a given shipment.

   We do not own or operate any aircraft. We utilize commercial air carriers to provide expedited air transport. In situations where air transport is the chosen mode of transportation, we pick-up a shipment at the customer's location and deliver it directly to the commercial carrier. The commercial carrier flies it to the selected destination airport. We then pick-up the shipment and deliver it to the recipient's location. In the event of a rerouting or cancellation of the commercial flight, we can deploy an independent owner-operator in our expedited ground fleet to the actual flight destination or engage an independent trucking firm to pick-up and deliver the shipment to the recipient's location.

   Our shipments are centrally managed from our headquarters in Charlotte, North Carolina through our computerized management information system, Express Alert. Express Alert is designed to maximize the efficiency of our services both in terms of timing and load factor. Our Alert system enables us to track and trace shipments and to provide historical data on each shipment. Our alert systems provide an internet link between our Operating Offices, sales agents and our corporate office and provides updated account information and sales order entry.

   Our business strategy focuses on establishing new company owned Express Centers in primary markets and expanding our expedited ground fleet. We also intend to:

  . expand our operations to include international air and ocean shipments;

  . continue to develop our core freight forwarding business through our broad menu of value added services;

  . expand our Canadian freight forwarding business;

  . acquire non-asset based freight forwarding companies;

  . leverage our computer based technology to increase sales and expand operations;

  . continue to develop our truck load brokerage business;

  . expand our trade show logistics shipment business;

  . continue to develop independent agencies in our secondary markets.

Industry Overview

   Large multinational companies, as well as businesses of all sizes, increasingly are examining their supply chain, from sourcing through returns to achieve competitive advantages and cost savings. As a result, the most successful transportation providers will be those carriers that can provide value-added services, speed and reliability of delivery of both goods and information, global capabilities and competitive pricing. Consequently, the long term trend favors logistics and airfreight companies.

   We believe that the current global airfreight and expedited market is about $72 billion worldwide. Airfreight growth is expected to be driven by several factors, including (1) the expansion of global commerce because of the reduction of regulatory barriers and the world-wide sourcing of raw materials and product distribution, (2) "just-in-time" inventory trends aimed at reducing inventory turnover time and warehousing facilities; and (3) fast growth of high-value, short shelf- life technology and electronic products. The future success of freight forwarding businesses will depend on the ability to integrate technological applications with customers to provide complete global solutions. The industry will continue to evolve from a price-based to a service-based industry.

   Freight forwarding is traditionally a non-asset based business. Providers typically do not own aircraft or ocean vessels, although some may maintain small truck fleets. The International air freight forwarders generally focus on the heavyweight freight market that involve shipments greater than 70 pounds, and generally do not directly compete with the integrated carriers of small parcels such as UPS and Fed Ex.

   In most cases, a freight forwarder acts as an indirect carrier for its customers. The forwarder procures shipments from its customers, consolidates them into a single lot based on common destination and tenders them to the airline, air charter, ocean carrier or common carrier for transportation to a distribution point. Consolidation of shipments is commonly carried out on a door-to-door or airport-airport basis. When providing door-to-door services the forwarder usually arranges for local and long-haul surface transportation in addition to the air freight.

   Freight forwarders usually offer customers fee-based services related to the movement of goods which may include preparing all shipment-related documentation, waybills, commercial invoices and packing lists.

Business Strategy

   Nations Express was organized in March 1998 and maintains its administrative headquarters in Charlotte, North Carolina. We also operate 5 company owned Express Centers, and 11 agency owned Express Centers. We intend to expand our business principally through the establishment of Operating Offices in strategic locations throughout the United States, Canada and Europe and the use of independent sales and marketing agents in strategic locations throughout the world. The Express Centers are owned and operated by Nations Express. Agencies are owned and operated by independent business owners who enter into an Express Center Agency Agreement with Nations Express. We plan to own and operate Express Centers in approximately twenty primary markets and to use Agencies in secondary markets. In addition, we enter into Commissioned Sales Contractor Agreements with independent sales and marketing agents at certain locations.

   The sales and marketing agents, working either from their home office or from a business office, register a customer's shipments either through our national Customer Service Centers in Charlotte, North Carolina or Los Angeles, California, or through a designated regional Express Center. Each Express Center manages all sales, marketing and operational functions within a particular region in conjunction with our national marketing activities and centralized accounting functions.

   The Operating Offices are responsible for providing a number of services. The primary function is to provides sales and customer service in a specified market or airport city, such as local airfreight cartage and expedited "over the road" service utilizing local carriers. The Operating Offices utilize our billing and accounting software, which allows each Operating Office to transmit customer billing and account information to our administrative offices for billing to the customer. Customer invoicing and account collection for all Operating Offices and all sales and marketing agents is handled through our headquarters in Charlotte, North Carolina. Through this centralized system, we calculate and pay all commissions owed to the Agencies, sales employees and the independent sales and marketing agents. Agencies are paid a commission on the gross profit generated by the Agency on a weekly basis. Independent sales and marketing agents are paid a commission based on a rate that is customary in the freight forwarding industry.

   Through the establishment of these Operating Offices and the use of independent sales and marketing agents in our secondary markets, we believe we can expand our business without the costs typically associated with the ownership and maintenance of company owned facilities.

Our Services and Strategy

   Our business strategy focuses on establishing company owned Express Centers in primary markets, expanding our Express Center Agencies in our secondary markets and expanding our existing ground fleet of independent truck owner operators. In addition, we intend to focus on the following key services.

 Core freight forwarding services

   In order to continue our rapid development of our core business of freight forwarding services, we plan to consistently provide cost-effective and reliable freight forwarding services. Our competitors tend to be single service providers offering either expedited ground or expedited air freight forwarding services. Nations Express, on the other hand, is a multi-service provider offering expedited air and expedited ground services. Our combination of services enables us to provide on-time services in any city in the United States.

   We have a diverse customer base. Our customers' industries include automotive, computer and electronic equipment, pharmaceuticals, heavy industrial and construction equipment, motion picture, printed materials, aerospace products, textiles and apparel. In addition to these industries, we provide transportation services to trucking lines, steamship lines, brokerage firms and logistics companies. As a result of our diversity of customer base and services, no single customer contributes more than 5% to our revenues.

   Market trends demonstrate that many expedited freight customers are demanding more than basic transportation services. To accommodate these customers, we offer a variety of services including:

  . 24 hour, seven days per week customer service;

  . Customs and international documentation;

  . Shipment monitoring services;

  . Proof of delivery documentation for every shipment; and

  . Door-to-door services.

 Logistics

   Our industry expertise enables us to maximize the efficiency and performance of our freight forwarding and other expedited transportation services for our customers such as providing transportation advisory services to our customers or staffing or managing a customer's shipping department or work in conjunction with a customer's internal shipping staff.

 Domestic expedited air and expedited ground freight business

   We have focused our development to date on expedited air and expedited ground freight services. In many situations, ground freight expediting offers the most cost-effective and reliable method for transporting large, heavy shipments in a short period of time. Through our fleet of independent owner operator trucks, we are able to provide direct door-to-door expedited service in any city in the United States and most of Canada.

   We recognize, however, that occasions arise when expedited air freight will be the most cost-effective, if not the only, way to provide on-time service. We do not own, and do not intend to acquire, any aircraft. To provide air freight services, we engage commercial airlines or air cargo carriers. He also have developed a base of over 250 delivery services throughout the United States and Canada in order to handle door-to-door services anywhere in the United States. Our choice of carrier depends on the contents of the shipment, the basis of the route, departure time, available cargo capacity and cost.

   Due to the volume of shipments we arrange, we are able to negotiate competitive pricing for air shipments. While our airfreight purchasing power is based on volume, we do not have a contractual obligation to meet minimum volume requirements. We are able to offer prices that are lower than the price our customers could negotiate with commercial air and air cargo carriers. The volume of shipments we handle also enables us to occasionally obtain additional discounts from commercial air and air cargo carriers if, for example, we have already reserved capacity on a particular flight we can negotiate an even further discount by reserving additional capacity on that flight. As we continue to grow, we may obtain additional volume discounts with commercial air lines and air cargo carriers as a result of increased purchased capacity.

 Canadian freight forwarding services

   We plan to continue to expand our presence in the Canadian market. In order to capitalize on the opportunities in Canada, we intend to establish Agencies in key Canadian markets. We currently have a Canadian Customs Bond, which allows our independent owner operator fleet to cross the U.S.-Canadian border with minimal delay from customs officials. Avoiding potential delays when crossing the border will facilitate our expedited service approach.

 Strategic acquisitions

   We intend to expedite our expansion through strategic acquisitions. We recognize that, in some circumstances, the most-efficient way to expand our operations will be by acquiring an existing company. Potential targets would include existing participants in certain key markets or companies whose services compliment our own. We believe expansion through acquisition will enable us to increase our market share more rapidly and allow us to take advantage of opportunities arising from economies of scale earlier than if we relied exclusively on internal expansion.

 Computer based technology

   An important component of our business strategy is the development of advanced information systems. We have invested substantial management and financial resources in the development of a sophisticated proprietary information system to provide accurate and timely information to management and our customers. The ability to provide accurate, up to date information on the status of shipments is, and will continue to be, essential to our continued growth.

   Our integrated information system, known as Express Alert, includes tracking information, management information and interfaces with Platinum Accounting software to provide integrated data links to the accounting modules. The system was specifically designed for the freight forwarding industry. The individuals involved in the system design were freight expediting career professionals with extensive experience in the industry. The Express Alert system is operated from our headquarters in Charlotte, North Carolina, and is accessible from personal computers via an internet connection at our various Operating Offices. Operating Office remote access requires user ID and password and is tightly controlled through limited access to features, functions and data, and is protected by firewall technology.

   The Express Alert system provides a comprehensive source of information for managing our tracking services our expedited freight orders from quote to point of delivery completion and customer invoicing. Our information systems provide daily company-wide financial information and sales information on a customer's shipment activity, which enhances our ability to compete for more profitable business. We believe our information system has been instrumental in increasing the productivity of our personnel and the quality of our operations and services. System efficiencies have resulted in expedited entry, processing, retrieval and dissemination of information, both for our management and customers. As we continue to invest in our Express Alert system, we will be able to accommodate customer remote order access. Our accounting software is licensed with Platinum Software Corporation through a standard software licensing agreement.

 Truck load brokerage business

   Our truckload brokerage services locate and secure capacity when ground transportation is the most efficient means of meeting a customer's delivery requirements. Our brokerage operations enable us to service a large number of customers simultaneously through third-party hauling companies. Independent trucking companies can be engaged on an "as needed" basis. Our brokerage operations may engage an entire truck or trailer to haul a shipment or it may reserve capacity on a truck or trailer already engaged to travel the same route on the same schedule. Reserving available capacity on a previously scheduled shipment can result in reduced costs and higher profit margins for Nations Express.

 Trade show business

   One of our key business segments involves the exhibit handling and transport of equipment and materials used in trade shows. Expedited freight is often the only alternative available to trade shows where an abbreviated time period occurs between events. Our trade show services include the scheduling of trade show events, facilities and consolidation of shipments to and from trade show events. We anticipate that this segment of our operations will continue to develop and become more profitable as we establish new locations in key markets.

Marketing

   Our principal customers are manufacturers and distributors of items which typically demand expedited transportation services such as computer and electronic equipment, pharmaceuticals, heavy industrial and construction equipment, motion pictures, printed materials, automobile parts, aerospace products, textiles and apparel.

   We market our services nationwide through a national sales organization consisting of 5 company owned Express Centers and 11 Agent owned Express Centers. We also utilize the services of independent sales and marketing agents. We currently have Express Centers in Charlotte NC, Los Angeles CA, Portland OR, Roanoke VA, Chicago IL, Dayton OH, Columbia SC, Tampa FL, Raleigh NC, Atlanta GA, Greenville SC, Cleveland OH, Denver CO, Washington DC, Phoenix AZ and Boston MA. We expect to continue our national expansion by increasing the number of Operating Offices, recruiting sales and marketing agents and expanding our expedited ground fleet of independent truck owner operators. Our marketing efforts are directed primarily to distribution procurement and marketing managers of multinational corporations with substantial requirements for national and international transportation of cargo.

   Through the expansion of our Operating Offices, we will be able to facilitate a greater number of shipments, and thereby obtain lower rates from airlines and third-party ground carriers. In addition, through selective consolidation of freight shipments, we are able to reduce our costs of transportation and take advantage of more competitive pricing.

Employees

   As of June 28, 2000, we had 65 employees, 64 of which were employed on a full-time basis. None of our employees are parties to any collective bargaining agreement, and we consider our relationship with our employees to be good.

Legal Proceedings

   From time to time, we may become involved in legal proceedings occurring in the ordinary course of business. Subject to the uncertainties inherent in any litigation, management believes that there are currently no pending or threatened proceedings that are reasonably likely to result in a material adverse change in our financial condition or operations.

Properties

   Our executive offices are located at 1328B Crossbeam Road, Charlotte, North Carolina 28217. We do not own any real property. The following is a list of our facilities as of June 28, 2000.

                               Company-
                               Leased or
            Location            Agency
            --------         -------------
            Atlanta, GA      Company Lease
            Boston, MA       Agency
            Charlotte, NC    Company Lease
            Chicago, IL      Company Lease
            Cleveland, OH    Company Lease
            Columbia, SC     Agency
            Dayton, OH       Agency
            Denver, CO       Agency
            Greenville, SC   Agency
            Los Angeles, CA  Company Lease
            Phoenix AZ       Agency
            Portland, OR     Agency
            Raleigh, NC      Company Lease
            Roanoke, VA      Agency
            Tampa, FL        Agency
            Washington, DC   Agency

   We believe our existing office facilities are in good condition and are equipped for our purposes.

                                   MANAGEMENT

Directors and Officers

   As of June 28, 2000, the positions of the directors and executive officers of the Company and their ages are as follows:

   Name                       Age Position
   ----                       --- --------
   Allen D. Watson...........  50 President, Chief Executive Officer, Director

                                  Executive Vice President and Chief Financial
   William R. Frazier........  52 Officer

   Daniel H. McPherson, III..  37 Vice President, Director

   Daniel Dukesherer.........  49 Vice President Western Region, Director

   John P. Manry.............  65 Chairman of the Board of Directors

   Thomas E. McChesney.......  54 Director

   Jerry N. Carr.............  52 Director

   Allen D. Watson co-founded Nations Express and he has been its President, Chief Executive Officer and a director since inception in 1998. Mr. Watson has more than 20 years experience in the airfreight and expedited transportation industry. Mr. Watson was co-founder, Chief Executive Officer and a director of Express America, an expedited shipping company. He served as Chief Executive Officer of Express America from January 1990 to March 1995, when the company was sold to Landstar Freight Systems. Mr. Watson was also co-founder, Executive Vice-President and later, President, of Jetway Express from January 1983 until November 1989. Prior to Jetway, Mr. Watson held various management positions with CF Airfreight Division, a division of Consolidated Freightways.

   William R. Frazier joined Nations Express in September 1999 as our Executive Vice President, Chief Financial Officer and serves as the Corporate Secretary. Mr. Frazier earned his BBA in accounting from Texas A&M University at Commerce and is a licensed CPA in the state of Texas. From 1995 to 1999, Mr. Frazier served as the EVP, CFO and Corporate secretary for ISI Commercial Refrigeration, Inc., a wholesale distributor of commercial refrigeration equipment. From 1989 to 1995, Mr. Frazier served as the Vice President of Finance, CFO and Corporate Secretary of FM Industries, Inc. a manufacturer of heavy hydraulic cushioning devices for railcars. From 1983 to 1989, Mr. Frazier served one year as the corporate controller and five years as Vice President of Finance and CFO for Pinetree Computer Systems, Inc., a manufacturer of hand held computers. From 1975 through 1983, Mr. Frazier held positions as accountant and controller for companies in the electronic manufacturing industry, plastic injection molding manufacturing and oil and gas engineering. From 1970 to 1994, Mr. Frazier served as a warrant officer and helicopter pilot in the U.S. Army and U.S. Army Reserves.

   Daniel H. McPherson, III is a co-founder of Nations Express. Mr. McPherson and has served as its Vice President of Operations and a director since inception in 1998. He is responsible for day-to-day operations. Mr. McPherson has been in the expedited and airfreight industry for 15 years. Mr. McPherson was employed by Surf Air for 13 years, a company based in Atlanta, Georgia. Surf Air is one of the leading family-owned air cargo shipping companies in the United States. While at Surf-Air, he held various management positions.

   Daniel Dukesherer joined Nations Express in June 1998 with the opening of our Los Angeles Express Center. He has been a director since December 1998. From 1995 to June 1998, Mr. Dukesherer was the President of California Conventions, a trade show shipping division for Landstar Freight System. From 1992 to 1993, he served as the director of the trade show shipping division for Express America. From 1988 to 1992. Mr. Dukesherer was the director of trade shows for Airways Freight Systems. Prior to 1988, Mr. Dukesherer served in a variety of management positions with Strategic Air Cargo, an air cargo shipping company.

   John P. Manry is a co-founder of Nations Express. Mr. Manry has been an independent businessman since 1988 with experience in corporate finance, mergers, acquisitions and strategic planning. From 1983 to 1988, Mr. Manry was the Chief Executive Officer of Pinetree Computers, Inc. He was employed by IBM from 1960 to 1983, serving in a variety of sales management and corporate management positions. Mr. Manry is a graduate of Marquette University.

   Thomas E. McChesney became a director upon inception of the Company and serves on our Compensation Committee. He is a registered representative with Blackwell Donaldson & Co., a securities brokerage firm. Previously, Mr. McChesney was an officer and director of Paulson Investment Co. and Paulson Capital Corporation from March 1977 to June 1995. Mr. McChesney also serves on the board of directors of Labor Ready, Inc. and USOL Holdings.

   Jerry N. Carr became a director on September 15, 1998 and serves on our Compensation Committee and our Audit Committee. Mr. Carr is the President and Chief Executive Officer of Badger Sportswear, a nationally known supplier of sports clothing for Adidas and Nike. From 1972 to 1985, Mr. Carr served as a manufacturing Director with the Milliken Textile Group of Greenville, South Carolina. Mr. Carr is a graduate of the University of Alabama.

   All directors are elected pursuant to our Bylaws, which provide for a Board of Directors of not more than seven directors. Each of our directors serve until the next annual meeting of the shareholders or until a successor is elected and qualified. Directors receive no compensation other than grants of stock options for their services in that capacity and are entitled to reimbursement for any expenses incurred in attending meetings. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Committees of the Board

   The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee is currently comprised of John P. Manry and Jerry N. Carr. The Audit Committee recommends the selection of our independent auditors and consults with the auditors on our internal accounting controls. The Compensation Committee currently comprised of John P. Manry, Thomas E. McChesney and Jerry N. Carr. The Compensation Committee determines salaries, bonuses and other compensation for our officers.

                       BENEFICIAL OWNERS OF COMMON STOCK

   The following table describes, as of June 28, 2000, with an adjustment to reflect the issuance of the Units being offered, information on the ownership of our common stock by (i) each person known by us to own more than five percent (5%) of the outstanding common stock; (ii) each of the Company's directors and executive officers; and (iii) all directors and executive officers as a group.

                                             Shares               Shares
                                          Beneficially         Beneficially
                                              Owned                Owned
                                            Before the           After the
Name                                       Offering(a)           Offering
----                                    -------------------- -----------------
                                         Number      Percent  Number   Percent
                                        ---------    ------- --------- -------
Allen D. Watson........................   555,000     18.3%    555,000  13.8%
Daniel H. McPherson, III...............   222,500      7.4%    222,500   5.6%
Daniel Dukesherer......................   210,000      7.0%    210,000   5.3%
John P. Manry..........................   131,000      4.4%    131,000   3.3%
Thomas E. McChesney....................   195,000(b)   6.5%    195,000   4.9%
Jerry N. Carr..........................   190,000      6.3%    190,000   4.7%
William R. Frazier.....................    37,500      1.2%     37,500    .9%
William H. Carr........................   165,000      5.5%    165,000   4.2%
Marquette University...................   200,000      6.7%    200,000   5.0%
All officers and directors as a group
 (6 persons)........................... 1,541,000     51.7%  1,541,000  38.2%

--------
(a) Shares beneficially owned do not include unvested stock options held as follows:

   Allen D. Watson......................................................  65,000
   Daniel H. McPherson, III.............................................  27,500
   Daniel Dukesherer....................................................  10,000
   John P. Manry........................................................  25,000
   Thomas E. McChesney..................................................  25,000
   Jerry N. Carr........................................................  25,000
   William R. Frazier................................................... 162,500

  The above options were issued between July 1998 through January 2000, with exercise prices ranging from $2.00 per share to $2.50 per share and expire ten years after issuance.

(b) Includes 50,000 shares held by Elizabeth R. McChesney, wife of Thomas E. McChesney, and 10,000 shares held in trust for Christina Rose, McChesney Trust.

                            MANAGEMENT COMPENSATION

Executive Compensation

   The following table shows the compensation paid to our executive officers since our formation in 1998.

                          Summary Compensation Table

                                                      Other annual    Total
                                Fiscal Salary  Bonus  Compensation Compensation
Name and Principal position      Year    ($)    ($)       ($)          ($)
---------------------------     ------ ------- ------ ------------ ------------
Allen D. Watson,...............  2000  105,750 20,000          0     125,750
 President and Chief Executive   1999   68,000      0      3,600      71,600
 Officer                         1998    2,500      0          0      25,000

Daniel McPherson,..............  2000   80,750 10,000      3,600      94,350
 Vice President of Operations    1999   69,000      0      3,600      72,600
 and Director                    1998   11,873      0     15,000      26,873

William R. Frazier,............  2000   75,833      0  51,547(1)     127,380
 Executive Vice President,       1999        0      0          0           0
 Chief Financial Officer and     1998        0      0          0           0
 Secretary

--------

(1) Includes auto allowance, relocation expenses from Texas to North Carolina, expenses related to the sale of Mr. Frazier's residence in Texas and temporary living expenses for Mr. Frazier in North Carolina.

Director Compensation

   Our directors do not receive a fee for attending Board meetings. Similarly, members of committees of the Board do not receive a fee for attending committee meetings. The directors are reimbursed for travel expenses incurred in attending Board and committee meetings. No separate fees are paid to employees for their services as directors. It is presently anticipated that during fiscal 2001, the Board will adopt a compensation program for directors who are not employees of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On July 28, 1998, the Board of Directors approved a shareholder loan program whereby the Company was authorized to borrow from its shareholders an amount not to exceed $250,000. In January 1999, certain shareholders loaned us cash in the aggregate amount of $250,000. We issued promissory notes to those who made the loans which provided that, in lieu of interest on the principal balance of each note, we would issue shares of common stock at the rate of 10,000 shares for each $25,000 loaned. We issued 100,000 shares of our common stock in lieu of interest on these promissory notes.

   The following is a list of the shareholders who loaned us cash and the number of shares issued to each shareholder under the Notes:

                                                                  Loan   Shares
   Name                                                          Amount  Issued
   ----                                                          ------- ------
   John P. Manry................................................ $25,000 10,000
   Thomas E. McChesney.......................................... $50,000 20,000
   Jerry N. Carr................................................ $75,000 30,000
   DW Squared Partnership....................................... $50,000 20,000
   John Ferris.................................................. $25,000 10,000
   Craig Weiser................................................. $25,000 10,000

   Thomas E. McChesney, one of our directors, is a registered representative with Blackwell Donaldson & Company. Blackwell Donaldson & Company acted as placement agent for our private offerings in 1999. Blackwell Donaldson & Company received a commission of approximately $132,000 in cash and 25,478 warrants with an approximate value of $50,000 as a fee for acting as placement agent in the offering. Each warrant entitles the holder to purchase two shares of common stock for nominal consideration.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the units offered hereby, the authorized capital stock of Nations Express will consist of 25,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value.

Units

   Each unit being offered in this offering consists of one share of common stock and a warrant exercisable for one share of common stock. The common stock and warrants that comprise the units will trade only as units until at least 30 days after the date of this prospectus or such later time as determined by the underwriter.

Common Stock

   We are authorized to issue 25,000,000 shares of common stock. Holders of common stock are entitled to receive ratably dividends, if any, as they are declared by the Board of Directors out of legally available funds, subject to the preferences of any outstanding preferred stock. Holders of common stock are not entitled to any preemptive rights. In the event of liquidation of the Company, holders of common stock are entitled to share ratably in the net assets remaining after payment in full of all of the Company's liabilities, including satisfaction of the liquidation preferences of any preferred stock that may be outstanding. The rights, privileges and preferences of holders of common stock may become subject to those of any preferred stock that the Company may issue in the future. Holders of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of shareholders, including the election of directors. All outstanding common stock is full paid and nonassessable. As of June 28, 2000, there were 2,979,566 shares of common stock issued and outstanding held by 76 shareholders.

Preferred Stock

   We are authorized to issue 1,000,000 shares of preferred stock. As of June 28, 2000, there were no shares of preferred stock issued and outstanding. The Articles of Incorporation, as amended, allow the Board of Directors, without further shareholder approval to establish the preferences, limitations and rights of the preferred stock.

Warrants

   The following is a brief summary of certain provisions of the warrants. This summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Unit and Warrant Agreement (the "Warrant Agreement") between the Company and First Union National Bank (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

   Each warrant entitles the registered holder thereof to purchase, for a period of 60 months commencing 13 months after the date of the Prospectus, one share of common stock at a price equal to 140% of offering price. The warrant exercise price is subject to adjustment under provisions referred to below. The holder of any warrant may exercise a warrant by surrendering the certificate representing the warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The warrants may be exercised in whole or in part at the applicable exercise price until expiration of the warrants. No fractional shares will be issued upon the exercise of the warrants.

   The exercise price of the warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

   The exercise price and number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including, without limitation, stock splits, stock dividends, recapitalizations and reclassifications.

   Beginning thirteen months after this offering, we may redeemed the warrants for $0.20 per warrant if the closing bid price of the common stock as reported on the Nasdaq SmallCap Market equals or is in excess of 160% of the original offering price for a period of 20 consecutive trading days. In the event we exercise the right to redeem the warrants, those warrants will be exercisable until the close of business on the date of redemption. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

   Upon separation from the units, the warrants will be in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration at which time the warrants become wholly void and of no value. If a market for the warrants develops, holders may sell warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue.

   The warrants do not confer upon holders any voting, dividend or other rights of our shareholders.

   Nations Express and the Transfer and Warrant Agent may modify the warrants as they deem necessary and desirable provided the modification does not materially adversely affect the interests of the warrant holders. No other modifications may be made to the warrants without the consent of the majority of the warrant holders. Modifications of the number of securities purchasable upon the exercise of any warrant, the exercise price and the expiration date with respect to any warrant requires the consent of the holder of the warrant unless the modification occurs in connection with a stock dividend, recapitalization, reclassification or similar event.

   No gain or loss will be recognized by a holder upon the exercise of a warrant. The sale of a warrant by a holder or the redemption of a warrant by Nations Express will result in the recognition of gain or loss in an amount equal to the difference between the amount realized by the holder and the warrant's adjusted basis in the hands of the holder. Provided that the holder is not a dealer in the warrants and that the common stock would have been a capital asset in the hands of the holder had the warrant been exercised, gain or loss from the sale or redemption of warrant will be long-term or short-term capital gain or loss to the holder. Loss on the expiration of the warrant, equal to the warrant's adjusted basis in the hands of the holder, will be long-term or short-term capital loss, depending on whether the warrant had been held for more than one year.

The above discussion does not address all of the tax consideration that may be relevant to a particular purchaser. Accordingly, all prospective purchasers are advised to consult their own tax advisors regarding the federal, state, local, and foreign tax consequences of the purchase of the units and the ownership and disposition of the warrants and the common stock.

Representative's Warrant

   At the closing of this offering, we will issue to Schneider Securities warrants (the "Representative's Warrants") to purchase 100,000 units. The Representative's Warrants will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Representative's Warrants will be 140% of offering price. The Representative's Warrants will not be transferable prior to their exercise date except to officers of the Representative and members of the syndicate and officers and partners thereof. The Representative's Warrants will contain provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transactions. The Representative's Warrants and the securities issuable upon exercise of the Representative's Warrant may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that, for a period of six years from the date of this Prospectus, if we intend to file a registration statement for the public sale of securities (other than a registration statement on Form S-4, S-8 or a comparable registration statement), we will notify all of the holders of the Representative's Warrants and securities issued upon exercise thereof and if so requested, will include therein material to permit a public offering of the securities underlying the Representative's Warrants solely at our expense (excluding fees and expenses of the Holder's counsel and any underwriting or selling commissions). See "Underwriting."

Registration Rights

   We will grant registration rights to the holders of the Representative's Warrants, which provides the holders with certain rights to register the shares of common stock underlying the Representative Warrants. In addition, for a period of five years from the date of this prospectus, upon written demand of the holders of a majority of the Representative's Warrants, has been, on one occasion, to promptly register the underlying securities solely at our expense (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). Additionally, for a period of five years from the date of this prospectus, upon written demand of any holder, we have agreed, on one occasion, to promptly register the underlying securities for purposes of a public offering, solely at the expense of such holder.

Limitation of Liability

   Our charter provides that no director will be personally liable to Nations Express or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability (i) for any breach of the director's duty of loyalty to Nations Express or its shareholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under North Carolina law, dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

   Our charter and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by North Carolina law, including circumstances in which indemnification is otherwise discretionary.

   A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Transfer Agent and Warrant Agent

   The Transfer Agent and Registrar for the units, the common stock and the warrants is First Union National Bank, Charlotte, North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALES

   Prior to this offering, there has been no public market for any of our securities. Future sales of substantial amounts of units or common stock in the public market could materially adversely affect the market price of such securities. As described below, only a limited number of shares will be available for sale shortly after this offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of the units or common stock in the public market or the perception that such sales could occur after such restrictions lapse could materially adversely affect the market price of the units, common stock and warrants and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have 3,979,566 shares of Common Stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The units consisting of 1,000,000 shares of common stock and the warrants to purchase 1,000,000 shares of common stock that are to be sold to the public in this offering will be freely tradeable without restriction under the Securities Act, unless purchased by affiliates of Nations Express as that term is defined in Rule 144 under the Securities Act.

   The remaining 2,979,566 shares of common stock outstanding upon completion of this Offering will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the common stock and warrants. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any owner other than an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Nations Express.

   Under Rule 144(k), a person who is not deemed to have been an affiliate of Nations Express at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any owner other than an affiliate of Nations Express), is entitled to sell such shares without complying with the manner of sale, public information volume limitations or notice provisions of Rule 144.

   Any employee, officer or director of or consultant to Nations Express who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of Nations Express to sell their Rule 701 shares under Rule 701 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice requirements of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this prospectus before selling such shares.

   Nations Express, its officers, directors and shareholders holding 5% or more of the outstanding stock have agreed that for a period of 13 months from the completion of this offering they will not sell or otherwise dispose of any securities. All other shareholders also have agreed to a 13-month lock-up of their shares and warrants except that such shareholders will be permitted to register and sell to the public, on a pro rata basis, up to 300,000 shares of common stock six months after the completion of this offering.

                                  UNDERWRITING

   The underwriters named below have agreed, subject to the terms and conditions of the firm commitment Underwriting Agreement between Nations Express and the Underwriters to purchase from Nations Express the number of units set forth opposite their names. The Representative of the Underwriters is Schneider Securities, Inc.

   The underwriting discount set forth on the cover page of this prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the units so purchased.

                                                                       Number of
      Names of Underwriters                                              Units
      ---------------------                                            ---------
      Schneider Securities, Inc.......................................
                                                                       ---------
        Total ........................................................ 1,000,000
                                                                       =========

   The Underwriters have advised the Company that they propose to offer the Units to the public at an offering price of between $10-12 per unit and that the Underwriters may allow to certain dealers who are members of the National
Association of Securities Dealers, Inc, a concession not in excess of $    per
unit.

   The following table summarizes the compensation to be paid to the Underwriters by the Company.

                                                            Total
                                                -----------------------------
                                           Per     Without          With
                                          Share Over-allotment Over-allotment
                                          ----- -------------- --------------
      Underwriting Discounts paid by the
       Company...........................  $         $              $

   The Company has granted to the Underwriters an over-allotment option exercisable during the 45-day period following the date of this prospectus to purchase up to a maximum of 150,000 additional units at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to satisfy over-allotments in the sale of the units.

   The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the total proceeds of this Offering, or $ if the Underwriters exercise the over-allotment option in full, of which $25,000 has already been paid. The Underwriters do not intend to offer or sell Units to accounts over which they exercise discretionary authority.

   At the closing of this offering, Nations Express will issue to the Representative, for nominal consideration the Representative's Warrants to purchase 100,000 units exercisable at 140% of the initial public offering price for these Securities. See "Description of Securities--Representative's Warrants."

   For the period during which the Representative's Warrants are exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Nation Express' common stock, with a resulting dilution in the interests of the other shareholders of Nations Express. The holder(s) of the Representative's Warrants can be expected to exercise them at a time which Nations Express would, in all likelihood, be able to obtain any needed capital from an offering of unissued common stock on terms more favorable to Nations Express than those provided for in the Representative's Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrants or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act of 1933, as amended.

   Nations Express has agreed to enter into a three year non-exclusive consulting agreement with the Representative, pursuant to which the Representative will act as a financial consultant to Nations Express, commencing on the closing date of this offering. The total consulting fee of $108,000 will be payable, in full, on the closing date of this offering.

   Nations Express, its officers, directors and shareholders holding 5% or more of the outstanding stock have agreed that for a period of 13 months from the completion of this offering they will not sell or otherwise dispose of any securities. All other shareholders have agreed to a 13-month lock-up of their shares and warrants except that such shareholders will be permitted to register and sell to the public, on a pro rata basis, up to 300,000 shares of common stock six months after the completion of this offering.

   The Underwriting Agreement provides for reciprocal indemnification between Nations Express and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

   Nations Express has agreed with the Representative that for a period of 24 months from the closing date of this offering, the Representative may designate an observer to the Board of Directors who will be entitled to attend and receive notice of all meetings of the Board. The observer, who has not been determined, will be reimbursed for out-of-pocket travel expenses incurred in attending such meetings but will otherwise not be compensated by Nations Express.

   Upon the exercise of the Redeemable Warrants more than one year after the offering and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers Regulation, Inc., and the rules and regulations of the Securities and Exchange Commission, Nations Express has agreed to pay the Representative a commission in connection with the exercise of the Redeemable Warrants if (a) the market price of the underlying shares of common stock is lower than the exercise price, (b) the Redeemable Warrants are exercised in an unsolicited transaction, or (c) the Redeemable Warrants are held in any discretionary accounts. In addition, unless granted an exemption by the Commission from Regulation M promulgated under the Exchange Act, the Representative will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for a period of one or five days before the solicitation of the exercise of any Redeemable Warrant or before the exercise of any Redeemable Warrant based upon a prior solicitation, until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right the Representative or any other soliciting broker-dealers may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation.

   The Representative has advised Nations Express that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is a bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offer. A "penalty bid" is an arrangement permitting the Representative to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the Representative in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The Representative has advised Nations Express that such transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the shares of units, including the common stock and redeemable common stock purchase warrants, offered hereby has been passed upon for Nations Express by Moore & Van Allen, PLLC, Charlotte, North Carolina. Certain matters related to this offering will be passed upon for the Underwriters by the law offices of William M. Prifti, Esq. Amesbury, Massachusetts.

                                    EXPERTS
   The audited financial statements of Nations Express, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

   This prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all exhibits thereto, the "Registration Statement") filed by Nations Express with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement for further information with respect to Nations Express and the units. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements
Report of Independent Public Accountants.................................  F-2
Balance Sheets as of June 30, 1998 and 1999..............................  F-3
Statements of Income for the Four Months ended June 30, 1998, the Year
 Ended June 30, 1999.....................................................  F-4
Statements of Changes in Shareholders Equity for the Four Months Ended
 June 30, 1998, the Year Ended June 30, 1999.............................  F-5
Statements of Cash Flows for the Four Months Ended June 30, 1998, the
 Year Ended June 30, 1999................................................  F-6
Notes to Financial Statements............................................  F-7
Unaudited Interim Financial Statements
Balance Sheet as of March 31, 2000 (unaudited)........................... F-12
Statements of Income for the Nine Months Ended March 31, 1999 and 2000
 (unaudited)............................................................. F-12
Statements of Changes in Shareholders Equity the Nine Months Ended March
 31, 2000 (unaudited).................................................... F-14
Statements of Cash Flows for the Nine Months Ended March 31, 1999 and
 2000 (unaudited)........................................................ F-15
Notes to Unaudited Financial Statements.................................. F-16

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nations Express, Inc.

   We have audited the accompanying balance sheets of Nations Express, Inc. (a North Carolina corporation) as of June 30, 1999 and 1998, and the related statements of income, changes in shareholders' equity and cash flows for the year ended June 30, 1999, and for the period from inception (March 1, 1998) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nations Express, Inc. as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the year ended June 30, 1999, and for the period from inception (March 1, 1998) to June 30, 1998, in conformity with generally accepted accounting principles.

                                            Arthur Andersen LLP

Charlotte, North Carolina,
 November 24, 1999.

                             NATIONS EXPRESS, INC.

                     BALANCE SHEETS--June 30, 1998 and 1999

                                                            1998       1999
                                                          --------  ----------
                         ASSETS
                         ------

Current assets:
  Cash and cash equivalents.............................. $ 95,471  $  284,800
  Accounts receivable, net of allowance for uncollectible
   accounts of $3,655 and $78,665 in 1998 and 1999.......  371,308   1,585,906
  Deferred tax asset.....................................      822      30,377
  Other current assets...................................    2,500       7,290
                                                          --------  ----------
                                                           470,101   1,908,373
                                                          --------  ----------
Property and equipment:
  Furniture and fixtures.................................   13,322      26,164
  Office equipment.......................................   43,097      52,535
  Information systems equipment..........................        0     187,615
  Vehicles...............................................        0      25,699
  Accumulated depreciation...............................   (3,065)    (27,981)
                                                          --------  ----------
                                                            53,354     264,032
                                                          --------  ----------
Other assets.............................................   10,000      18,000
                                                          --------  ----------
                                                          $533,455  $2,190,405
                                                          ========  ==========

          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Current portion of long-term lease obligations......... $  9,710  $   29,330
  Loans from shareholders................................        0     250,000
  Accounts payable.......................................  183,739     766,405
  Accrued income taxes...................................   10,684      79,569
  Accrued expenses.......................................   10,585     147,611
                                                          --------  ----------
                                                           214,718   1,272,915
Long-term lease obligations..............................   27,603      45,955
Deferred taxes...........................................    2,905      14,734
Other long-term liabilities..............................        0       7,105
                                                          --------  ----------
                                                           245,226   1,340,709
                                                          --------  ----------
Commitments and contingencies (Note 7)
Shareholders' equity:
  Preferred stock-Series A, no par value; authorized
   1,000,000 shares; 0 and 95,556 shares issued and
   outstanding in 1998 and 1999, respectively............        0     187,458
  Common stock, no par value; authorized 25,000,000
   shares; 2,270,000 and 2,465,556 shares issued and
   outstanding in 1998 and 1999, respectively............  241,113     461,048
  Stock warrants.........................................        0      50,390
  Retained earnings......................................   47,116     150,800
                                                          --------  ----------
                                                           288,229     849,696
                                                          --------  ----------
                                                          $533,455  $2,190,405
                                                          ========  ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             NATIONS EXPRESS, INC.

                              STATEMENTS OF INCOME
 For the Four Months Ended June 30, 1998, and for the Year Ended June 30, 1999

                                                             1998      1999
                                                           -------- ----------
Revenues.................................................. $533,522 $7,369,373
Purchased transportation..................................  234,149  5,028,050
                                                           -------- ----------
    Gross profit..........................................  299,373  2,341,323
                                                           -------- ----------
Operating expenses:
  Sales and marketing.....................................   79,223    773,799
  General and administrative..............................  153,594  1,353,477
  Depreciation............................................    3,065     23,146
                                                           -------- ----------
                                                            235,882  2,150,422
                                                           -------- ----------
Income from operations....................................   63,491    190,901
Interest expense, net.....................................    3,608     20,928
                                                           -------- ----------
Income before income taxes................................   59,883    169,973
Income tax expense........................................   12,767     66,289
                                                           -------- ----------
Net income................................................ $ 47,116 $  103,684
                                                           ======== ==========
Basic and diluted earnings per common share............... $   0.05 $     0.04
Weighted average basic and diluted common shares
 outstanding..............................................  931,157  2,316,618
                                                           ======== ==========


  The accompanying notes to financial statements are an integral part of these statements.

                             NATIONS EXPRESS, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
 For the Four Months Ended June 30, 1998, and for the Year Ended June 30, 1999

                             Common Stock    Preferred Stock Stock Warrants
                          ------------------ --------------- -------------- Retained
                           Shares    Amount  Shares  Amount  Shares Amount  Earnings  Total
                          --------- -------- ------ -------- ------ ------- -------- --------
Balance, March 1, 1998
 (inception)............          0 $      0      0 $      0      0 $     0 $      0 $      0
Shares issued for
 capital contributions..  2,270,000  227,000      0        0      0       0        0  227,000
Fair value of stock
 options issued to
 nonemployees...........          0   14,113      0        0      0       0        0   14,113
Net income..............          0        0      0        0      0       0   47,116   47,116
                          --------- -------- ------ -------- ------ ------- -------- --------
Balance, June 30, 1998..  2,270,000  241,113      0        0      0       0   47,116  288,229
Shares issued for
 capital contributions..     95,556  154,390 95,556  187,458      0       0        0  341,848
Shares issued in lieu of
 interest payments......    100,000   10,000      0        0      0       0        0   10,000
Fair value of stock
 options issued to
 nonemployees...........          0   55,545      0        0      0       0        0   55,545
Fair value of stock
 warrants issued to
 nonemployees...........          0        0      0        0 25,478  50,390        0   50,390
Net income..............          0        0      0        0      0       0  103,684  103,684
                          --------- -------- ------ -------- ------ ------- -------- --------
Balance, June 30, 1999..  2,465,556 $461,048 95,556 $187,458 25,478 $50,390 $150,800 $849,696
                          ========= ======== ====== ======== ====== ======= ======== ========



  The accompanying notes to financial statements are an integral part of these statements.

                             NATIONS EXPRESS, INC.

                            STATEMENTS OF CASH FLOWS
 For the Four Months Ended June 30, 1998, and for the Year Ended June 30, 1999

                                                          1998        1999
                                                        ---------  -----------
Cash flows from operating activities:
  Net income........................................... $  47,116  $   103,684
  Adjustments to reconcile net income to net cash used
   in operating activities--
    Depreciation.......................................     3,065       23,146
    Provision for uncollectible accounts...............     3,655       97,529
    Interest expense on notes to shareholders..........         0       10,000
    Compensation expense for stock options issued to
     nonemployees......................................    14,113       55,545
    Deferred income taxes..............................     2,083      (17,726)
    Increase in accounts receivable....................  (374,963)  (1,310,357)
    Increase in accounts payable.......................   183,739      582,666
    Increase in accrued liabilities....................    10,585      137,026
    Increase in accrued income taxes...................    10,684       68,885
    Change in other operating assets and liabilities...   (12,500)      (5,685)
                                                        ---------  -----------
      Net cash used in operating activities............  (112,423)    (255,287)
                                                        ---------  -----------
Cash flows from investing activities--Capital
 expenditures                                                   0     (191,596)
                                                        ---------  -----------
Cash flows from financing activities:
  Proceeds from issuance of stock and stock warrants,
   net.................................................   212,000      392,238
  Repayments of capital lease obligations..............    (4,106)      (6,026)
  Proceeds (payments) of loans from shareholders.......         0      250,000
                                                        ---------  -----------
      Net cash provided by financing activities........   207,894      636,212
                                                        ---------  -----------
Net increase in cash and cash equivalents..............    95,471      189,329
Cash and cash equivalents, beginning of period.........         0       95,471
                                                        ---------  -----------
Cash and cash equivalents, end of period............... $  95,471  $   284,800
                                                        =========  ===========
Supplemental cash-flow disclosures:
  Cash paid for interest............................... $   3,608  $    12,704
  Cash paid for income taxes...........................         0       15,130
                                                        =========  ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             NATIONS EXPRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             June 30, 1998 and 1999

1. The Company:

Organization

   Nations Express, Inc. (the Company) is a North Carolina corporation that commenced operations on March 1, 1998 and is in the business of arranging air cargo, expedited truck, truck load and aircraft charter freight services on a timely and cost-effective basis for commercial and industrial customers throughout the United States and Canada.

Risks and Uncertainties

   The Company's future results of operations may be affected by risks and difficulties frequently encountered by early stage companies. Factors that could affect the Company's future operating results include, but are not limited to, a decrease in the demand for transportation services, the Company's dependence on relationships with service providers, competition, availability of cargo space from third parties to serve our customers, the Company's ability to manage growth, and dependence on key personnel.

2. Summary of Significant Accounting Policies:

Revenue and Cost of Sales Recognition

   Revenues from the transportation of freight are recognized on the day freight departs the terminal of origin. Transportation costs and destination delivery costs are recognized concurrently with freight revenues.

Cash

   Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Property and Equipment

   The Company provides for depreciation using the straight-line method over estimated useful lives of the related assets which range from 5 to 10 years. Maintenance and repairs are charged to expense as incurred.

Income Taxes

   The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates to differences between financial statement carrying amounts and tax basis of existing assets and liabilities.

3. Loans From Shareholders:

   Commencing in November 1998, loans were received from various shareholders in increments of $25,000. In lieu of interest, the Company agreed to issue 10,000 shares of common stock upon execution of each, $25,000 note. In total, interest expense related to these notes amounted to $10,000 and was recorded during the 12 months ended June 30, 1999. The entire principal balance of the notes is due and payable upon the earlier of one year from the date of the notes or such time as the Company realizes proceeds of not less than $350,000 from the sale of its equity securities. These loans were satisfied in July 1999 (Note 9).

                             NATIONS EXPRESS, INC.

4. Income Taxes:

   The provision (benefit) for income taxes consists of the following:

                                                                1998     1999
                                                               ------- --------
   Current.................................................... $10,684 $ 84,015
   Deferred...................................................   2,083  (17,726)
                                                               ------- --------
                                                               $12,767 $ 66,289
                                                               ======= ========

   The tax effect of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows as of June 30, 1998 and 1999:

                                                              1998      1999
                                                             -------  --------
   Depreciation............................................. $(2,905) $(14,734)
   Allowance for uncollectible accounts.....................     822    30,377
                                                             -------  --------
                                                             $(2,083) $ 15,643
                                                             =======  ========

   The income tax provision was different from the amount computed using the federal statutory income tax rate due to the effect of state taxes.

5. Shareholders' Equity:

   On March 15, 1999, the Company issued a Private Offering Memorandum whereby it offered an aggregate of 170,000 units. Each unit consisted of one share of no par value common stock priced at $2 per share and one share of Series A Convertible Preferred Stock priced at $2.50 per share. In May 1999, 95,556 units were sold. Proceeds received by the Company including amounts assigned to stock warrants, net of commissions paid to the securities brokerage firm that provided placement services, totaled $392,238.

Preferred Stock--Series A

   The Series A Preferred Stock is convertible into shares of the Company's common stock at the option of the shareholder at a price of $2.50 per share. This conversion price increases to $3.00 per share six months after the close of the private placement offering and increases to $3.50 per share 12 months after the close of the private placement offering. The Company may require a mandatory conversion of the Series A Preferred Stock immediately prior to the close of a firm underwritten public offering of its common stock. Holders of the Series A Preferred Stock are entitled to receive cumulative annual dividends of $0.25 per share, payable quarterly, before any dividends may be paid to the holders of the Company's common stock.

Stock Options

   The Company's shareholders have approved two different stock option plans which provide that qualified and nonqualified options may be granted to employees, directors, and agents at exercise prices not less than market value on the date of grant. The 1998 Incentive Stock Option Plan is a qualified plan for employees and directors under which the options vest 25% one year from the date of grant and then proportionately over a three-year period and are exercisable for 10 years from the grant date. The 1999 Stock Option Plan is a nonqualified plan primarily for agents under which the options vest 25% on the date of grant and then proportionately over a three-year period and are exercisable for five years from the grant date.

                             NATIONS EXPRESS, INC.

   A summary of outstanding options and the related weighted average exercise price per share is shown in the following table:

                                       1998                           1999
                          ------------------------------ ------------------------------
                           Shares                         Shares
                            Under   Shares Under           Under   Shares Under
                          Qualified Nonqualified Average Qualified Nonqualified Average
                            Plan        Plan      Price    Plan        Plan      Price
                          --------- ------------ ------- --------- ------------ -------
Balance, beginning of
 period.................         0          0      $ 0    140,000     40,000      $ 2
Granted during period...   140,000     40,000        2    270,000     80,000        2
                           -------     ------      ---    -------    -------      ---
Balance, end of period..   140,000     40,000      $ 2    410,000    120,000      $ 2
                           =======     ======      ===    =======    =======      ===
Exercisable at end of
 period.................         0     10,000      $ 2     35,000     40,000      $ 2
                           =======     ======      ===    =======    =======      ===

   The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and related Interpretations in accounting for stock options issued to employees. Accordingly, the Company does not recognize compensation cost in connection with its employee stock options. If the Company had elected to recognize compensation cost for employee stock options based on the fair value at the grant date as prescribed by SFAS No. 123, net income would have been reduced by $2,875 and $53,280 in 1998 and 1999, respectively, and earnings per share (basic and diluted) would have been $0.05 and $0.04 in 1998 and 1999, respectively.

   The fair value of options granted to employees in 1999 and 1998 is estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                                                     1998  1999
                                                                     ----  ----
   Dividend yield...................................................    0%    0%
   Risk-free interest rate.......................................... 5.01% 5.01%
                                                                     ----  ----
   Expected life in years...........................................    5     5
                                                                     ====  ====

   Compensation cost for stock options issued to nonemployees is recognized in accordance with SFAS No. 123 and totaled $14,113 and $55,545 in 1998 and 1999, respectively.

Stock Warrants

   In May 1999, the underwriters of the Company's 1999 private placement offering received 25,478 stock warrants as a component of the placement commission. Each warrant represents the right to purchase two shares of the Company's common stock at an exercise price of $2.70 per share and expires five years from the date of issuance. The fair-value of these warrants was calculated using the Black-Scholes option-pricing model.

6. Earnings Per Share:

   The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share. It requires presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares outstanding for the period (the denominator). The

                             NATIONS EXPRESS, INC.

computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common securities had been converted into common stock.

   The following shares of convertible securities were excluded from the computation of diluted EPS because their inclusion would have had an antidilutive effect:

                                                                  1998    1999
                                                                 ------- -------
   Stock options................................................ 180,000 530,000
   Stock warrants...............................................       0  25,478
   Preferred stock-Series A.....................................       0  95,556
                                                                 ======= =======

   Additionally, the number of common shares and potential common shares at June 30, 1999, would have been higher had the completion of the private placement offering, (see Note 5) which resulted in the issuance of an additional 159,227 common shares and 159,227 preferred shares, occurred before year-end.

7. Commitments and Contingencies:

   Property and equipment at June 30, 1998 and 1999, includes $41,419 and $98,038, respectively, of capitalized furniture and fixtures, office equipment and information systems equipment. Capital lease obligations for these items at June 30, 1999, consist of the following:

       Capitalized lease obligations for furniture and fixtures,
    office equipment and   information systems equipment, interest
    from 6% to 24%, payable in installments   ranging from $114 to
    $566 monthly from May 2000 to March 2003........................ $75,285
     Less--Current installments..................................... (29,330)
                                                                     -------
     Capital lease obligations, excluding current installments...... $45,955
                                                                     =======

   The following is a schedule by year of future minimum lease payments under capital leases at June 30, 1999:

                                                      Principal Interest  Total
                                                      --------- -------- -------
   2000..............................................  $29,330  $ 9,294  $38,624
   2001..............................................   30,836    2,687   33,523
   2002..............................................   11,622      809   12,431
   2003..............................................    3,497      154    3,651
                                                       -------  -------  -------
                                                       $75,285  $12,944  $88,229
                                                       =======  =======  =======

   The Company's operating leases involve principally office space and office equipment. Rental expense relating to these leases was and $12,231 in 1998 and $47,647 in 1999. Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows at June 30, 1999:

   2000.................................................................. $7,732
   2001..................................................................    832
   2002..................................................................    832
   2003..................................................................    485
                                                                          ------
                                                                          $9,881
                                                                          ======

                             NATIONS EXPRESS, INC.

   The Company experiences routine litigation in the normal course of its business. Management is of the opinion that none of this routine litigation will have a material adverse impact on financial position, results of operations or cash flows.

8. Related Party:

   A director at the Company is a registered representative of the securities brokerage firm used as the placement agent for the private placement offering. As compensation for services performed, this brokerage firm received 25,478 stock warrants (see Note 5) and cash of $51,114 in May 1999, and $84,761 in July 1999.

9. Subsequent Events:

   In July, the Board of Directors agreed to offer an additional 84,783 units under the Private Offering Memorandum (Note 5). Proceeds from the sale of 159,227 units received by the Company, net of commissions paid to the securities brokerage firm that provided placement services, totaled $621,233.

   During July 1999, all loans from shareholders (see Note 3) were satisfied. Shareholder loans totaling $175,000 were repaid with a portion of the proceeds from the private placement offering. Additional shareholder loans of $75,000 were satisfied with the issuance of 33,333 shares of common stock.

   On November 5, 1999, the Company entered into a revolving loan agreement with First Union National Bank (FUNB). Borrowings under this revolving loan agreement are secured by the Company's accounts receivable and may not exceed $750,000 until the Company meets additional requirements as defined in the loan agreement, at which point the Company's borrowing limit will be increased to $1,500,000. Interest is payable on a monthly basis at FUNB's prime rate. The Company is subject to certain financial and nonfinancial covenants under the revolving loan agreement.

                             NATIONS EXPRESS, INC.

                         BALANCE SHEET--MARCH 31, 2000
                                  (Unaudited)

                                                                       2000
                                                                    ----------
                                     ASSETS

Current assets:
  Cash and cash equivalents........................................ $   50,235
  Accounts receivable, net of allowance for uncollectible accounts of $120,453.....................................................  3,059,143
  Deferred tax asset...............................................     30,377
  Other current assets.............................................    114,423
                                                                    ----------
                                                                     3,254,178
                                                                    ----------
Property and equipment:
  Furniture and fixtures...........................................     52,276
  Office equipment.................................................     65,962
  Information systems equipment....................................    241,093
  Vehicles.........................................................     97,906
  Accumulated depreciation.........................................    (76,403)
                                                                    ----------
                                                                       380,834
                                                                    ----------
Other assets.......................................................     35,789
                                                                    ----------
                                                                    $3,670,801
                                                                    ==========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term lease obligations................... $   32,329
  Accounts payable.................................................  1,071,880
  Accrued income taxes.............................................     58,321
  Accrued expenses.................................................    223,390
  Note payable to Bank.............................................    215,822
                                                                    ----------
                                                                     1,601,742
Long-term lease obligations........................................     77,734
Deferred taxes.....................................................     14,734
Other long-term liabilities........................................     24,305
                                                                    ----------
                                                                     1,718,515
                                                                    ----------
Shareholders' equity:
  Preferred stock-Series A, no par value; authorized 1,000,000
   shares; 0 shares issued and outstanding.........................          0
  Common stock, no par value, authorized 25,000,000 shares;
   2,979,566 shares issued and outstanding.........................  1,528,538
  Stock warrants...................................................     50,390
  Retained earnings................................................    373,358
                                                                    ----------
                                                                     1,952,286
                                                                    ----------
                                                                    $3,670,801
                                                                    ==========

                             NATIONS EXPRESS, INC.

                              STATEMENTS OF INCOME
               For the Nine Months Ended March 31, 1999 and 2000
                                  (Unaudited)

                                                            1999       2000
                                                         ---------- -----------
Revenues................................................ $4,307,285 $13,912,714
Purchased transportation................................  2,928,954   9,731,663
                                                         ---------- -----------
  Gross profit..........................................  1,378,331   4,181,051
                                                         ---------- -----------
Operating expenses......................................  1,277,640   3,754,656
Income from operations..................................    100,691     426,395
Interest expense, net...................................      5,210       5,771
                                                         ---------- -----------
Income before income taxes..............................     95,481     420,624
Income tax expense......................................     38,193     166,218
                                                         ---------- -----------
Net income.............................................. $   57,288 $   254,406
                                                         ========== ===========
Basic and diluted earnings per common share............. $     0.02 $      0.08
Weighted average common shares outstanding, basic.......  2,347,656   2,735,366
Weighted average common shares outstanding, diluted.....  2,347,656   3,153,610
                                                         ========== ===========

                             NATIONS EXPRESS, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    For the Nine Months Ended March 31, 2000
                                  (Unaudited)

                              Common Stock      Preferred Stock     Stock Warrants
                          -------------------- -------------------  -------------- Retained
                           Shares     Amount    Shares    Amount    Shares Amount  Earnings    Total
                          --------- ---------- --------  ---------  ------ ------- --------  ----------
Balance, June 30, 1999..  2,465,556 $  461,048   95,556  $ 187,458  25,478 $50,390 $150,800  $  849,696
Shares issued for
 capital contributions..    225,894    422,249  159,227    345,129       0       0        0     767,378
Fair value of stock
 options issued to
 nonemployees...........          0     37,654        0          0       0       0        0      37,654
Shares issued for
 conversion of
 shareholder loan.......     33,333     75,000        0          0       0       0        0      75,000
Preferred shares
 converted to common
 stock..................    254,783    532,587 (254,783)  (532,587)      0       0        0           0
Dividends on preferred
 stock..................          0          0        0          0       0          (31,848)    (31,848)
Net Income..............          0          0        0          0       0       0  254,406     254,406
                          --------- ---------- --------  ---------  ------ ------- --------  ----------
Balance, March 31, 2000
 (unaudited)............  2,979,566 $1,528,538        0  $       0  25,478 $50,390 $373,358  $1,952,286
                          ========= ========== ========  =========  ====== ======= ========  ==========



  The accompanying notes to financial statements are an integral part of these statements.

                             NATIONS EXPRESS, INC.

                            STATEMENTS OF CASH FLOWS
               For the Nine Months Ended March 31, 1999 and 2000
                                  (Unaudited)

                                                          1999        2000
                                                        ---------  -----------
Cash flows from operating activities:
  Net income........................................... $  57,288  $   254,406
  Adjustments to reconcile net income to net cash used
   in operating activities--
    Depreciation.......................................    16,480       48,422
    Provision for uncollectible accounts...............    50,000       58,387
    Interest expense on notes to shareholders..........     5,000            0
    Compensation expense for stock options issued to
     nonemployees......................................    40,000       29,404
    Increase in accounts receivable....................  (844,767)  (1,515,035)
    Increase in accounts payable.......................   458,026      305,475
    Increase in accrued liabilities....................    55,744       75,778
    Increase (decrease) in accrued income taxes........    37,152      (39,888)
    Increase in pre-paid expenses......................         0      (94,353)
                                                        ---------  -----------
      Net cash used in operating activities............  (125,077)    (877,404)
                                                        ---------  -----------
Cash flows from investing activities--Capital
 expenditures..........................................  (137,765)    (104,083)
                                                        ---------  -----------
Cash flows from financing activities:
  Proceeds from issuance of stock and stock warrants,
   net.................................................    10,000      771,233
  Repayments of capital lease obligations..............    (3,500)     (33,285)
  Proceeds (payments) of loans from shareholders.......   250,000     (175,000)
  Proceeds from bank revolving credit..................         0      215,822
  Dividends on preferred stock.........................         0      (31,848)
                                                        ---------  -----------
      Net cash provided by financing activities........   256,500      746,922
                                                        ---------  -----------
Net decrease in cash and cash equivalents..............    (6,342)    (234,565)
Cash and cash equivalents, beginning of period.........    95,471      284,800
                                                        ---------  -----------
Cash and cash equivalents, end of period............... $  89,129  $    50,235
                                                        =========  ===========
Supplemental cash-flow disclosures:
  Cash paid for interest............................... $  12,557  $    13,113
  Cash paid for income taxes...........................         0       46,962
                                                        =========  ===========

                             NATIONS EXPRESS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                            March 31, 1999 and 2000

1. Basis of Presentation

   Information presented as of March 31, 2000, and for the nine month periods ended March 31, 2000 and March 31, 1999, is unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements, and reflect all adjustments necessary to present fairly the financial position as March 31, 2000, and the results of operations, changes in shareholders' equity and cash flows for the nine month periods ended March 31, 2000 and March 31, 1999. The results of operations for these interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. These unaudited financial statements should be read in conjunction with the audited financial statements and the notes thereto as of June 30, 1999 and June 30, 1998, and for the year ended June 30, 1999, and the four months ended June 30, 1998.

2. Events Occurring Subsequent to June 30, 1999

   The financial statements as of and for nine month period ended March 31, 2000 reflect the following events that occurred subsequent to June 30, 1999:

  -- Sale of 159,227 units, each consisting of one share of common stock and one share of preferred stock, in connection with the private placement. Cash received for the sale of these units, net of commissions paid to the securities brokerage firm that provided placement services, totaled $621,233.

  -- Conversion of all outstanding preferred stock to common stock

  -- Issuance of a total of 313,000 stock options to employees and non-employees

  -- Payment of preferred dividends of $31,848

   Additionally, the borrowing limit under the revolving loan agreement with First Union National Bank was increased to $1.5 million.

3. Effect of Recently Issued Accounting Pronouncements

   In June 1998, June 1999 and June 2000, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and hedging Activities and SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of SFAS No. 133. These statements outline the accounting treatment for all derivative activity. We do not use derivative instruments and these accounting statements will not have an effect on us.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


 You should rely only on the information contained in the prospectus or information we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date of this prospectus.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   2
SUMMARY FINANCIAL DATA AND OTHER INFORMATION.............................   5
RISK FACTORS.............................................................   6
USE OF PROCEEDS..........................................................  11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  16
BUSINESS.................................................................  21
MANAGEMENT...............................................................  29
BENEFICIAL OWNERS OF COMMON STOCK........................................  32
MANAGEMENT COMPENSATION..................................................  33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  33
DESCRIPTION OF CAPITAL STOCK.............................................  34
LEGAL MATTERS............................................................  41
EXPERTS..................................................................  41
AVAILABLE INFORMATION....................................................  42

   Until    , 2000 (25 days after the effective date of the Registration
Statement) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                      $ *

                             [Nations express logo]


                             Nations Express, Inc.


                                1,000,000 Units

  Each consisting of One Share of Common Stock and One Redeemable Common Stock
                                Purchase Warrant

                               -----------------

                                   PROSPECTUS

                               -----------------

                           Schneider Securities, Inc.


                                   *  , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   Permissible Indemnification. The North Carolina Business Corporation Act (the "NCBCA") allows a corporation, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

   The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation's best interests, and
(ii) in all other cases, that his or her conduct was at least not opposite to the corporation's best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

   Mandatory Indemnification. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

   Advance for Expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

   Court-Ordered Indemnification. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

   Parties Entitled to Indemnification. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

   Indemnification by Registrant. Registrant's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law, and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification.

   Under North Carolina law, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. Registrant currently maintains a directors' and officers' liability insurance policy.

   SEC Position on Indemnification. Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement, other than underwriting discounts and commissions, are as follows:

   Printing fees and expenses......................................... $100,000
   Legal fees and expenses............................................  150,000
   Accounting fees and expenses.......................................  150,000
   Blue Sky fees and expenses.........................................   20,000
   NASD filing fee....................................................    4,155
   SEC filing fee.....................................................    9,161
   Other..............................................................   16,684
                                                                       --------
     Total............................................................ $450,000
                                                                       ========

Item 26. Recent Sales of Unregistered Securities

   In connection with the formation of the Company in March 1998, 2,270,000 shares of common stock were sold to 23 persons at a price of $0.10 per share. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering. Each of the purchasers was a member of management, a director, or a person affiliated therewith through a personal, family or business relationship.

   In July 1998, the Company issued 100,000 shares to six existing shareholders in payment of $10,000 in interest that had accrued on loans to the Company. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   In May 1999 and July 1999, the Company sold 254,783 units, each consisting of one share of common stock and one share of convertible preferred stock, at a price of $4.50 per unit in a private offering to 57 persons. The offering was conducted pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act. As compensation for serving as placement agent in the offering, Blackwell Donaldson & Company, a registered broker-dealer, received a sales commission in the amount of approximately $132,000 and 25,478 warrants with an approximate value of $50,000. Each warrant entitles the holder to purchase two shares of common stock for nominal consideration. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   In July 1999, a shareholder loan in the amount of $75,000 was satisfied with the issuance of 33,333 shares of common stock.

   In September 1999, the Company sold 33,333 and 33,334 shares of common stock, respectively, to a director of the Company and his brother at a price of $2.25 per share. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   Since its inception, the Company has issued options to purchase 792,000 shares of common stock (net of forfeitures) to employees, directors and agents of the Company. These transactions were not registered under the Securities Act pursuant to the exemptions provided by Rule 701 promulgated thereunder for issuance of securities pursuant to compensatory benefit plans.

Item 27. Exhibits.

   An index of exhibits appears at page II-6 of this Registration Statement and is incorporated herein by reference.

Item 28. Undertakings.

   (A) The undersigned Registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

   (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 21, 2000.

                                          Nations Express, Inc.

                                                  /s/ Allen D. Watson
                                          By: _________________________________
                                                      Allen D. Watson
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacity and on the dates indicated.

   Each of the undersigned directors and officers of Registrant, by his execution hereof, hereby constitutes and appoints ALLEN D. WATSON and WILLIAM
R. FRAZIER, and each of them, as his true and lawful attorneys-in-fact and agents, for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents ad purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

                 Name                            Title                   Date
                 ----                            -----                   ----

         /s/ Allen D. Watson           President, Chief Executive    July 21, 2000
______________________________________  Officer and Director
           Allen D. Watson              (principal executive
                                        officer)

        /s/ William R. Frazier         Executive Vice President,     July 21, 2000
______________________________________  Chief Financial Officer
          William R. Frazier            (principal financial and
                                        accounting officer) and
                                        Corporate Secretary

          /s/ John P. Manry            Chairman of Board of          July 21, 2000
______________________________________  Directors
            John P. Manry

        /s/ Daniel Dukesherer          Director and Vice             July 21, 2000
______________________________________  President Western Region
          Daniel Dukesherer

          /s/ Jerry N. Carr            Director                      July 21, 2000
______________________________________
            Jerry N. Carr

                 Name                            Title                   Date
                 ----                            -----                   ----

     /s/ Daniel H. McPherson, III      Director and Vice             July 21, 2000
______________________________________  President of Operations
       Daniel H. McPherson, III
       /s/ Thomas E. McChesney         Director                      July 21, 2000
______________________________________
         Thomas E. McChesney

                                 EXHIBIT INDEX

 Exhibit
   No.                            Description
 -------                          -----------                           ---
  1.1    Form of Agreement among Underwriters

  1.2    Form of Underwriting Agreement

  1.3    Form of Selected Dealers Agreement

  1.4    Form of Underwriters' Warrant Agreement

  1.5    Form of Consulting Agreement

  3.1    Articles of Incorporation of Nations Express, Inc.

  3.2    Bylaws of Nations Express, Inc.

  4.1    Form of Stock Certificate*

  4.2    Form of Warrant Certificate*

  5.1    Opinion of Moore & Van Allen, PLLC*

 10.1    1998 Incentive Stock Option Plan

 10.2    1999 Stock Option Plan

 23.1    Consent of Arthur Andersen LLP

         Powers of Attorney (included on signature page of
 24.1    Registration Statement)


--------
   * To be filed by amendment.